                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1997
Information contained in this Prospectus Supplement is subject to completion or amendment. This Prospectus Supplement and the accompanying Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                Filed pursuant to Rule 424(b)(5)
                                                    Registration Nos. 033-61389,
                                                    033-61389-01 & 033-61389-02.

Prospectus Supplement (To Prospectus Dated February 4, 1997)
AMOCO ARGENTINA OIL COMPANY
ARGENTINE BRANCH

U.S.$100,000,000
    % GUARANTEED NEGOTIABLE OBLIGATIONS DUE 2007
UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY
AMOCO CORPORATION AND AMOCO COMPANY

Amoco Argentina Oil Company, a Delaware corporation, acting through its Argentine Branch (the "Company"), is offering U.S.$100,000,000 aggregate
principal amount of     % Guaranteed Negotiable Obligations Due 2007 (the
"Securities Due 2007"). The Securities Due 2007 will be issued under the Company's Medium-Term Note Program.

Interest on the Securities Due 2007 will be payable semi-annually on February
and August   , commencing August   , 1997.

The Securities Due 2007 will be represented by one or more global registered certificates (the "Global Securities"), registered in the name of a nominee of The Depository Trust Company, as Depositary. Ownership of interests in the Global Securities will be shown on, and the transfer thereof will be effected only through, records maintained by the Depositary or its nominee for such Global Securities and on the records of participants. Except for certain Argentine persons and entities which are, in effect, required to hold Securities Due 2007 in definitive form and as otherwise described under "Description of Securities Due 2007 -- Global Securities" in this Prospectus Supplement and "Description of Securities -- Global Registered Securities" in the accompanying Prospectus, owners of beneficial interests in the Global Securities will not be entitled to receive Securities Due 2007 in definitive form and will not be considered the holders thereof.

The due and punctual payment of principal and interest on the Securities Due 2007 will be unconditionally guaranteed (the "related Guarantees") by Amoco Corporation, an Indiana corporation ("Amoco"), and Amoco Company, a Delaware corporation ("Amoco Company" and, together with Amoco, the "Guarantors").

The Securities Due 2007 will not be redeemable prior to maturity, except for tax reasons as set forth under "Description of Securities Due 2007 -- Payment of Additional Amounts; Redemption for Tax Reasons" in this Prospectus Supplement and "Description of Securities -- Redemption for Tax Reasons" in the accompanying Prospectus.
          -----------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          -----------------------------------------------------------

                                  PRICE TO                UNDERWRITING            PROCEEDS TO
                                  PUBLIC(1)               DISCOUNT(2)             THE COMPANY(1)(3)
Per Security Due 2007...........  %                       %                       %
Total...........................  U.S.$                   U.S.$                   U.S.$

(1) Plus accrued interest, if any, from February   , 1997.
(2) The Company and the Guarantors have, jointly and severally, agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended. See "Underwriting".
(3) Before deducting expenses payable by the Company estimated at
    U.S.$       ,000.
      -------------------------------------------------------------------

The Securities Due 2007 are offered by the Underwriters, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the delivery of the Securities Due 2007 will be made in book-entry form through the facilities of The Depository Trust Company on or
about February   , 1997.

CHASE SECURITIES INC.
                           CITICORP SECURITIES, INC.
                                                            MORGAN STANLEY & CO.
                                                                INCORPORATED

The date of this Prospectus Supplement is February   , 1997.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES DUE 2007 AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                              RECENT DEVELOPMENTS

    The following are selected consolidated financial data for Amoco for the fourth quarter and year of 1996 and 1995:

                                                                FOURTH QUARTER     YEAR ENDED DECEMBER
                                                              ENDED DECEMBER 31,           31,
                                                             --------------------  --------------------
                                                               1996*      1995       1996*      1995
                                                             ---------  ---------  ---------  ---------
                                                               (MILLIONS OF DOLLARS, EXCEPT PER SHARE
                                                                              AMOUNTS)

                                                                            (UNAUDITED)
Revenues...................................................  $  10,081  $   8,089  $  36,078  $  31,004
Net income.................................................  $     871  $     207  $   2,834  $   1,862
Net income per share.......................................  $    1.74  $    0.42  $    5.69  $    3.76

------------------------

*   Estimated

    The fourth-quarter 1996 earnings benefited by $90 million (after tax) from the drawdown of inventories valued under the last-in, first-out (LIFO) method. The fourth-quarter 1995 earnings included a $380 million charge (after tax) related to impairment of long-lived assets, and a gain of $83 million (after tax) on the sale of the Amoco Motor Club. Excluding these items, earnings of $781 million were over 50 percent higher than fourth-quarter 1995 earnings of $504 million. The increase in fourth-quarter earnings primarily reflected higher energy prices, particularly for U.S. natural gas.

    Full-year 1996 earnings were $2,834 million, or $5.69 per share. Excluding the 1996 gains of $90 million related to a reduction in LIFO inventory, $97 million for the sale of Amoco's polystyrene foam products business and $56 million on the sale of certain Canadian assets, earnings totaled $2,591 million or $5.20 per share, a 20 percent increase over 1995 earnings of $2,159 million or $4.36 per share, excluding special items. Included in 1995 earnings were the above-mentioned impairment charge of $380 million and the gain on the sale of Amoco Motor Club of $83 million. The increase in earnings for full-year 1996 primarily reflected higher crude oil and natural gas prices and higher volumes offset by lower petroleum products and chemical earnings.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Securities Due 2007 will be used by the Company, in compliance with Article 36 of the Argentine Negotiable Obligations Law, to repay certain outstanding indebtedness of the Company. Such indebtedness currently bears interest at an annual rate of 7.81% and will mature on December 31, 2000.

                       DESCRIPTION OF SECURITIES DUE 2007

    The following description of the particular terms of the Securities Due 2007 offered hereby (referred to in the accompanying Prospectus as "Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the Prospectus, to which reference is hereby made. The following description does not purport to be complete and is subject, and is qualified in its entirety by reference, to the detailed provisions of the Securities Due 2007, the related Guarantees and the Indenture referred to below.

    Capitalized terms which are not defined in this Prospectus Supplement shall have the meanings specified in the accompanying Prospectus, unless the context otherwise requires.

GENERAL

    The Securities Due 2007 will be issued under the Indenture, which is more fully described in the accompanying Prospectus.

    The Securities Due 2007 will be limited to U.S.$100,000,000 aggregate
principal amount and will mature on February   , 2007.

    The Securities Due 2007 will be issued only in registered form (as required by Argentine Law No. 24,587) and will also be issued only in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

    The Securities Due 2007 will bear interest at the rate per annum shown on
the cover of this Prospectus Supplement from February   , 1997 or from the most
recent Interest Payment Date to which interest has been paid or provided for,
payable semi-annually on February   and August   of each year, commencing August
  , 1997, to the persons in whose names Securities Due 2007 are registered at the close of business on the February 1 or August 1, as the case may be, next preceding such Interest Payment Date.

    The Securities Due 2007 will not be redeemable prior to maturity, except for tax reasons as set forth under "Payment of Additional Amounts; Redemption for Tax Reasons" below and "Description of Securities -- Redemption for Tax Reasons" in the accompanying Prospectus.

    The corporate trust department of each of The Chase Manhattan Bank and The Chase Manhattan Bank (Buenos Aires) will constitute the places at which payments will be made in respect of the Securities Due 2007, where the Securities Due 2007 may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Securities Due 2007 may be served. See "Certain Covenants of the Company -- Maintenance of Office or Agency" in the accompanying Prospectus.

GLOBAL SECURITIES

    The Securities Due 2007 will be represented by one or more Global Securities, registered in the name of a nominee of The Depository Trust Company, as Depositary. The provisions set forth under "Description of Securities -- Global Registered Securities" in the accompanying Prospectus will be applicable to the Securities Due 2007. Accordingly, ownership of interests in such Global Securities will be shown on, and the transfer thereof will be effected only through, records maintained by the Depositary or its nominee for such Global Securities Due 2007 and on the records of participants. Except for certain Argentine persons and entities which are, in effect, required to hold Securities Due 2007 in definitive form and as otherwise described under "Description of Securities -- Global Registered Securities" in the accompanying Prospectus, owners of beneficial interests in the Global Securities will not be entitled to receive Securities Due 2007 in definitive form and will not be considered the holders of Securities Due 2007. See "Taxation -- Argentine Taxation" in the accompanying Prospectus for information concerning the form in which Argentine persons and entities are to hold Securities Due 2007.

    The Depositary has advised the Company, the Guarantors and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under New York Banking Law, a "banking corporation" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Under the terms of the Indenture, the Company, the Guarantors and the Trustee will treat the persons in whose names the Securities Due 2007 are registered as the owners of such Securities Due 2007 for the purpose of receiving payment of principal of and interest on such Securities Due 2007 and for all other purposes whatsoever. Therefore, neither the Company, the Guarantors, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal of or interest on the Securities Due 2007 to owners of beneficial interests in the Global Securities. The Depositary has advised the Company, the Guarantors and the Trustee that its current practice is, upon receipt of any payment of principal, or interest, to credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown in the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participants or indirect participants.

SETTLEMENT AND PAYMENT

    Settlement for the Securities Due 2007 will be made by the Underwriters in same-day funds. All payments of principal and interest will be made in same-day funds. Secondary market trading activity in the Securities Due 2007 will also settle in same-day funds.

PAYMENT OF ADDITIONAL AMOUNTS; REDEMPTION FOR TAX REASONS

    The Company will, subject to certain exceptions and limitations, pay any Additional Amounts in respect of any withholding or deduction for Taxes now or hereafter imposed or established by or on behalf of Argentina or any political subdivision thereof or taxing authority therein so that each Holder and owner of beneficial interests in Securities Due 2007 receives the payment which would have been receivable in the absence of such withholding or deduction, as, and to the extent, set forth under "Description of Securities -- Certain Covenants of the Company -- Payment of Additional Amounts" in the accompanying Prospectus. In addition, and notwithstanding any statement in the accompanying Prospectus to the contrary, the Company will (i) pay to, or on behalf of, each Holder of Securities Due 2007 any Additional Amounts in respect of any Argentine individual asset tax and (ii) pay and indemnify each Holder of Securities Due 2007 from and against any Argentine individual asset tax imposed or paid in respect of Securities Due 2007 owned by such Holder or any owner of beneficial interests therein, except that the Company will not pay any Additional Amounts in respect of, or indemnify any Holder of Securities Due 2007 or owner of beneficial interests therein from and against, any Argentine individual asset tax if (a) the Company has paid in full such Argentine individual asset tax on behalf of such Holder or owner of beneficial interests therein directly to the relevant taxing authority in Argentina and has so advised such Holder to such effect by notice given in accordance with the Indenture or (b) such Holder or owner of beneficial interests therein is (1) a citizen of, or resident in, Argentina, (2) a corporation or other entity organized or incorporated in Argentina, (3) a corporation or other entity which is not organized or incorporated in Argentina, but which has a permanent establishment in Argentina or (4) a corporation or other entity which is exempt from any such Argentine individual asset tax. The Company will make indemnity and other payments in respect of any such Argentine individual asset tax only upon production of (i) official tax receipts or other evidence of payment of any such tax by or on behalf of a Holder of, or owner of beneficial interests in, Securities Due 2007 and (ii) a statement, duly acknowledged by a notary public, of such Holder or owner of beneficial interests who paid such tax, certifying (a) that it is not a Holder or owner of beneficial interests of Securities Due 2007 referred to in clause (1), (2), (3) or (4) of the preceding sentence, (b) that it reasonably believes that such tax was duly payable by it and (c) as to the aggregate principal amount of Securities Due 2007 to which such payment of any such tax relates and the market value of such Securities as of December 31 of the relevant calendar year.

The Company will not pay any additional amounts in respect of Taxes imposed by any other country or jurisdiction.

    The Securities Due 2007 will be redeemable as a whole (but not in part), at the option of the Company, at any time upon not less than 30 nor more than 60 days' notice given to the Holders as provided in the Indenture at their principal amount together with accrued interest thereon to the Redemption Date in the event that the Company becomes obligated to pay any Additional Amounts in accordance with the first sentence of the preceding paragraph and in the circumstances set forth under "Description of Securities -- Redemption for Tax Reasons" in the accompanying Prospectus. In addition, the Securities Due 2007 will be redeemable in whole (but not in part), at the option of the Company, at their principal amount together with accrued interest thereon to the Redemption Date in the event that the Company becomes obligated to pay any Additional Amounts or make any indemnity or other payments in respect of any Argentine individual asset tax in accordance with the second sentence of the preceding paragraph, but only in the event that the payments in respect of any such Argentine individual asset tax exceed U.S.$250,000 in the aggregate with respect to any calendar year and such payments cannot be avoided by the Company taking reasonable measures available to it. In order to effect a redemption of the Securities under the preceding sentence, the Company is required to deliver to the Trustee at least 45 days prior to the Redemption Date (i) a certificate signed by two Directors of the Company stating that the Company has or will become obligated to pay Additional Amounts or to make any indemnity or other payments in respect of any Argentine individual asset tax in excess of U.S.$250,000 in the aggregate with respect to a specified calendar year and that such obligation cannot be avoided by the Company taking reasonable measures available to it and (ii) an opinion of independent counsel of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts or make such indemnity or other payments in respect of such Argentine individual asset tax in excess of U.S.$250,000 in the aggregate with respect to a specified calendar year. No notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts or to make such indemnity or other payments with such Argentine individual asset tax in excess of U.S.$250,000 in the aggregate in the case of a specified calendar year were a payment in respect of the Securities Due 2007 then due.

    The Argentine individual asset tax currently is assessable (a) at a rate of one-half of one percent (0.5%) of the market value of holdings of Securities Due 2007 of individuals (I.E., natural persons) and undistributed testamentary estates of individuals and (b) at a rate of one percent (1.0%) of the market value of holdings of Securities Due 2007 of certain non-Argentine corporations and other entities, as set forth under "Taxation -- Argentine Taxation" in the accompanying Prospectus. As stated above, the Securities Due 2007 will not become redeemable for tax reasons relating to the Argentine individual asset tax unless the Company becomes obligated to pay Additional Amounts and/or make indemnity or other payments in respect of such tax in excess of U.S.$250,000 in the aggregate in the case of any calendar year. Accordingly, in the light of the current tax rates, and assuming that the Securities Due 2007 have a market value comparable to their aggregate principal amount, the Securities Due 2007 currently would not become redeemable unless Holders of, or owners of beneficial interests in, at least one-fourth of the aggregate principal amount of the Securities Due 2007 become subject to the Argentine individual asset tax. Prospective purchasers of Securities Due 2007 should understand, however, that
(i) changes from time to time in the identities of Holders or owners of beneficial interests therein could result in a greater or lesser number of such persons becoming subject to the Argentine individual asset tax, (ii) changes from time to time in the market values of the Securities Due 2007 could result in aggregate payments by the Company in excess of U.S.$250,000 in a calendar year and (iii) as set forth under "Taxation -- Argentine Taxation" in the accompanying Prospectus, certain aspects of the individual asset tax law are unclear. Moreover, there can be no assurance that the tax rates will not increase or that the Securities Due 2007 will not become redeemable for such tax reasons.

    Interest and other payments in respect of the Securities Due 2007 currently are exempt from Argentine income and other taxes, as, and to the extent, set forth under "Taxation -- Argentine Taxation" in the accompanying Prospectus.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement Standard Provisions dated September 7, 1995 and in the related Underwriting Agreement dated February , 1997 (together, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Securities Due 2007 set forth opposite its name below.

                                                                          PRINCIPAL AMOUNT OF
UNDERWRITERS                                                              SECURITIES DUE 2007
------------------------------------------------------------------------  --------------------
Chase Securities Inc....................................................                U.S.$
Citicorp Securities, Inc................................................
Morgan Stanley & Co. Incorporated.......................................
                                                                          --------------------
    Total...............................................................     U.S.$100,000,000
                                                                          --------------------
                                                                          --------------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Securities Due 2007, if any are taken.

    The Underwriters propose to offer the Securities Due 2007 in part directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of 0. % of the principal amount of the Securities Due 2007. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0. % of the principal amount of the Securities Due 2007 to certain brokers and dealers. After the Securities Due 2007 are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company does not intend to apply for listing of the Securities Due 2007 on any United States, Argentine or other securities exchange. However, the Company has been advised by the Underwriters that they intend to make a market in the Securities Due 2007, as permitted by applicable laws and regulations. There can be no assurance, however, that the Underwriters will make a market in the Securities Due 2007 or as to the liquidity of, or the trading market for, the Securities Due 2007.

    The Company and the Guarantors, jointly and severally, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

    Each of the Underwriters and its respective affiliates have in the past engaged and continue to engage in transactions with, and perform services for, Amoco and its subsidiaries in the ordinary course of business. In addition, Chase Securities Inc. and Citicorp Securities, Inc. are affiliates of The Chase Manhattan Bank and Citibank, N.A., respectively, which are lenders to Amoco and certain of its affiliates.

    H. Laurance Fuller, Chairman of the Board and Chief Executive Officer of Amoco, is a director of The Chase Manhattan Corporation and The Chase Manhattan Bank, affiliates of Chase Securities Inc.

                            ------------------------

    The Argentine COMISION NACIONAL DE VALORES (National Securities Commission, or "CNV") authorized, by Resolution No. 10,982 dated July 13, 1995, the establishment of the Medium-Term Note Program pursuant to which the Securities Due 2007 will be issued, offered and sold. The public offering of the Securities Due 2007 in Argentina has been authorized on January 30, 1997 by the CNV. The CNV has not passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus.

    The Securities Due 2007 will be offered in Argentina through substantially similar Spanish language versions of this Prospectus Supplement and the accompanying Prospectus, except that the Spanish language version of the Prospectus contains certain additional information concerning the Company's Argentine Branch in compliance with CNV requirements.

PROSPECTUS

                            MEDIUM-TERM NOTE PROGRAM
                             NEGOTIABLE OBLIGATIONS

                                       OF

                          AMOCO ARGENTINA OIL COMPANY
                                ARGENTINE BRANCH

                 UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY

                      AMOCO CORPORATION AND AMOCO COMPANY

    Amoco Argentina Oil Company, a Delaware corporation, acting through its Argentine Branch (the "Company"), may from time to time offer its Negotiable Obligations (the "Securities") in one or more series for issuance and sale from which the Company will receive proceeds of up to an aggregate of U.S. $100,000,000 or the equivalent in foreign denominated currency or units based on or relating to currencies, including European Currency Units ("ECUs"),on terms determined by market conditions at the time of sale. The Securities of any series will have maturities of not less than 90 days and not more than 30 years from the date of issue of such Securities, and the original issuance of any Securities of a series shall occur prior to July 13, 2000. The due and punctual payment of principal and premium and interest, if any, on the Securities is unconditionally guaranteed (the "Guarantees") by Amoco Corporation, an Indiana corporation ("Amoco"), and Amoco Company, a Delaware corporation ("Amoco Company" and, together with Amoco, the "Guarantors"). The Company is an indirect wholly-owned subsidiary of Amoco Company, and Amoco Company is a wholly-owned subsidiary of Amoco. With respect to the Securities as to which this Prospectus is being delivered, the specific designation, aggregate principal amount, maturity, rate (or manner of calculation thereof) and time of payment of any interest, the purchase price, the currency or currency units for which the Securities may be purchased, the currency or currency units in which payments in respect of Securities may be made, and any terms for mandatory or optional redemption (including any sinking fund) and any other specific terms are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                                    IS A CRIMINAL OFFENSE.

    The Securities may be offered directly, through agents designated from time to time, through dealers or through Chase Securities Inc., Citicorp Securities, Inc., Morgan Stanley & Co. Incorporated and/or one or more other managing underwriters to be named in the Prospectus Supplement, acting alone or with other underwriters. See "Plan of Distribution". Any such agents, dealers or underwriters are set forth in the Prospectus Supplement. If an agent of the Company or a dealer or underwriter is involved in the offering of the Securities in connection with which this Prospectus is being delivered, the agent's commission, dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer, and the public offering price less such discount in the case of an underwriter, and less, in each case, the other expenses of the Company associated with such issuance and distribution.

    The aggregate proceeds to the Company from all the Securities sold will be the purchase price of such Securities less the aggregate of any agents' commissions, any underwriters' discounts and the other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for agents, dealers or underwriters.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 4, 1997.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, AMOCO, AMOCO COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

    Amoco and Amoco Company are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith file reports and other information with the U.S. Securities and Exchange Commission (the "Commission"). Certain current information concerning such corporations' directors and officers and (in the case of Amoco) their remuneration, options granted to them, the principal holders of securities, and any material interest of such persons in transactions with Amoco or Amoco Company, respectively, is disclosed in a proxy statement distributed to shareholders of Amoco and in certain of Amoco's and Amoco Company's reports filed with the Commission. The Registration Statement and such reports, proxy statements, and other information can be inspected and copied at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can also be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http:// www.sec.gov. Amoco's common stock is listed on the New York, Chicago, Pacific, Toronto, and Swiss stock exchanges. Reports, proxy statements, and other information concerning Amoco can be inspected at the New York, Chicago, Pacific and Toronto stock exchanges.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There are hereby incorporated by reference in this Prospectus the following statements:

        (a) Amoco's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Amoco 1995 Form 10-K");

        (b) Amoco Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        (c) Amoco's definitive Proxy Statement dated March 11, 1996, in connection with its Annual Meeting of Shareholders held on April 23, 1996 (other than the Board Compensation and Organization Committee Report on Executive Compensation and the Cumulative Total Shareholder Return Graph, which are not incorporated by reference herein);

        (d) Amoco's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "Amoco September 30, 1996 Form 10-Q"); and

        (e) Amoco Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

in each case as filed with the Commission pursuant to the 1934 Act.

    All reports pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act and all definitive proxy statements (other than the portions of such proxy statements consisting of (i) the report of any committee of Amoco's Board of Directors on executive compensation and (ii) the shareholder return comparison graph) pursuant to Section 14 of the 1934 Act filed by Amoco and Amoco Company after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Amoco's Annual Reports on Form 10-K will include summary financial information concerning the Company and Amoco Company, and Amoco's Quarterly Reports on Form 10-Q will also include Company and Amoco Company summary financial information. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company, Amoco and Amoco Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or telephone request of any such person, a copy of any or all of the information referred to herein which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Written requests for such copies should be directed to Amoco Corporation, P.O. Box 87703, Chicago, Illinois 60680-0703, Attention:
Shareholder Services-0404. Telephone requests may be directed to 312-856-7986.

    The Company, Amoco and Amoco Company will provide copies of this Prospectus without charge upon written or telephone request. Written requests should be directed to Amoco Argentina Oil Company, Maipu 942 - Piso 19, 1340 Buenos Aires, Argentina. Telephone requests may be directed to 54-1-315-4011.

                            ------------------------

    The Securities are "obligaciones negociables" (negotiable obligations) under the Argentine Negotiable Obligations Law No. 23,576, as amended (the "Negotiable Obligations Law").

    The Argentine COMISION NACIONAL DE VALORES (National Securities Commission, or "CNV") authorized, by Resolution No. 10,982 dated July 13, 1995, the establishment of the Medium-Term Note Program (the "Program") pursuant to which the Securities will be issued, offered and sold. The CNV granted such authorization after reviewing certain financial and other information concerning the Company's Argentine Branch, but not the financial statements of the Company and the Guarantors. The CNV has not passed upon the accuracy or adequacy of this Prospectus. The public offering in Argentina of the Securities of each series will be deemed to be included in the above-referenced authorization for the Program provided that certain documentation filing and related requirements of the CNV are satisfied.

    The Securities will be offered in Argentina through substantially similar Spanish language versions of this Prospectus and any applicable Prospectus Supplement, except that the Spanish language version of this Prospectus contains certain additional information concerning the Company's Argentine Branch in compliance with CNV requirements.

    The Company issued and sold U.S.$100,000,000 principal amount of 6 5/8% Guaranteed Negotiable Obligations Due 2005 under the Program in September 1995.

                                  THE COMPANY

    The Company was incorporated in Delaware in 1958 and has its principal executive offices at 200 East Randolph Drive, Chicago, Illinois 60601 (telephone: 312-856-6111) and its principal offices in Argentina at Maipu 942 - Piso 19, 1340 Buenos Aires, Argentina (telephone: 54-1-315-4011). The Company, which is an indirect, wholly-owned subsidiary of Amoco, is engaged in the exploration, development and production of oil and gas in Argentina. The Company conducts all of its operations in Argentina through its Argentine branch (the "Argentine Branch"). The Argentine Branch was originally registered as an Argentine branch with the Public Registry of Commerce in Argentina on November 25, 1958, under number 60, page (folio) 60, book 50, volume B of foreign by-laws and registered its present name on November 24, 1969, under number 62, page (folio) 95, book 51, volume B of foreign by-laws.

                               AMOCO CORPORATION

    Amoco was incorporated in Indiana in 1889 and has its principal executive offices at 200 East Randolph Drive, Chicago, Illinois 60601 (telephone:
312-856-6111). Amoco is a parent corporation concerned with overall policy guidance, financing, coordination of operations, staff services, performance evaluation and planning for its subsidiaries. Amoco and its consolidated subsidiaries form a large integrated petroleum and chemical enterprise.

                                 AMOCO COMPANY

    Amoco Company, which was incorporated in Delaware in 1985, has its principal executive offices at 200 East Randolph Drive, Chicago, Illinois 60601 (telephone: 312-856-6111). Amoco Company, a wholly-owned subsidiary of Amoco, is the holding company for substantially all petroleum and chemical operating subsidiaries except Amoco Canada Petroleum Company Ltd., which is wholly-owned by Amoco. The principal wholly-owned subsidiaries of Amoco Company and the businesses in which they are engaged are summarized below:

Amoco Production Company.................  Exploration, development, and production of crude oil, natural gas and natural gas
                                           liquids, and marketing of natural gas and
                                           natural gas liquids.

Amoco Oil Company........................  Refining, marketing and transporting of petroleum and related products.

Amoco Chemical Company...................  Manufacture and sale of chemical products.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1996 was 20.6 and for each of the two years ended December 31, 1995 was as follows: 1995--11.0 and 1994--18.2. The Company had no fixed charges for years prior to 1994.

    Amoco's ratio of earnings to fixed charges for the nine months ended September 30, 1996 and for each of the five years ended December 31, 1995 was as follows: September 30, 1996--9.5, 1995--6.9, 1994--8.9, 1993--8.0, 1992--3.5 and
1991--5.0.

    Amoco Company's ratio of earnings to fixed charges on outstanding public obligations for the nine months ended September 30, 1996 and for each of the five years ended December 31, 1995 was as follows: September 30, 1996--13.5, 1995--11.6, 1994--20.4, 1993--13.2, 1992--8.3 and 1991--9.2.

    Ratios of earnings to fixed charges are computed for each of the enterprises as a whole, including its majority owned consolidated and unconsolidated subsidiaries, and certain 50 percent or less owned companies. Earnings consist of income before income taxes and expensed fixed charges; fixed charges include interest on indebtedness, amortization of debt discount and premium, and a portion of rental expense, net of income from subleased properties, representative of an interest factor.

                            SELECTED FINANCIAL DATA

AMOCO

    The following selected financial data for Amoco, insofar as they relate to each of the years 1991 through 1995, have been derived from annual audited consolidated financial statements of Amoco, including the consolidated statement of financial position at December 31, 1995 and 1994 and the related consolidated statement of income and consolidated statement of cash flows for the three years ended December 31, 1995 and notes thereto. The selected financial data for the nine months ended September 30, 1996 and 1995 have been derived from unaudited condensed financial statements, which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                                  NINE MONTHS
                                              ENDED SEPTEMBER 30,
                                                                                   YEAR ENDED DECEMBER 31,
                                              --------------------  -----------------------------------------------------
                                                1996       1995       1995       1994       1993       1992       1991
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)
INCOME STATEMENT DATA
  Revenues (including excise taxes).........  $  25,997  $  22,915  $  31,004  $  30,362  $  28,617  $  28,219  $  28,296
  Operating profit..........................  $   3,100  $   2,600  $   2,879  $   2,612  $   3,046  $   1,414  $   2,413
  Net income*...............................  $   1,963  $   1,655  $   1,862  $   1,789  $   1,820  $     850  $   1,173
  Net income per share*.....................  $    3.95  $    3.34  $    3.76  $    3.60  $    3.66  $    1.71  $    2.36
  Cash dividends per share..................  $    1.95  $    1.80  $    2.40  $    2.20  $    2.20  $    2.20  $    2.20

BALANCE SHEET DATA--AT PERIOD END
  Current assets............................  $   6,329  $   6,129  $   6,490  $   6,642  $   6,094  $   5,795  $   6,393
  Total assets..............................  $  30,895  $  29,786  $  29,845  $  29,316  $  28,486  $  28,453  $  30,510
  Current liabilities.......................  $   5,455  $   5,451  $   5,774  $   5,024  $   5,343  $   4,985  $   6,557
  Long-term debt............................  $   4,178  $   3,775  $   3,962  $   4,387  $   4,037  $   5,005  $   4,470
  Deferred credits..........................  $   5,273  $   5,511  $   5,146  $   5,508  $   5,420  $   5,373  $   5,174
  Shareholders' equity......................  $  15,865  $  15,034  $  14,848  $  14,382  $  13,665  $  12,960  $  14,156
  Shareholders' equity per share............  $   31.91  $   30.26  $   29.91  $   28.97  $   27.53  $   26.11  $   28.52

------------------------

* Excludes cumulative effects of accounting changes of $(924) million in 1992, or $(1.86) per share, and $311 million in 1991, or $.62 per share.

AMOCO COMPANY

    The following selected financial data for Amoco Company, insofar as they relate to each of the years 1991 through 1995, have been derived from annual audited consolidated financial statements of Amoco, including the consolidated statement of financial position at December 31, 1995 and 1994 and the related consolidated statement of income and consolidated statement of cash flows for the three years ended December 31, 1995 and notes thereto. The selected financial data for the nine months ended September 30, 1996 and 1995 have been derived from unaudited condensed financial statements, which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                                  NINE MONTHS
                                              ENDED SEPTEMBER 30,
                                                                                   YEAR ENDED DECEMBER 31,
                                              --------------------  -----------------------------------------------------
                                                1996       1995       1995       1994       1993       1992       1991
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (MILLIONS OF DOLLARS)
INCOME STATEMENT DATA
  Revenues (including excise taxes).........  $  23,702  $  20,996  $  28,339  $  27,841  $  25,930  $  25,698  $  25,307
  Operating profit..........................  $   2,610  $   2,415  $   2,783  $   2,470  $   2,595  $   1,760  $   2,253
  Net income*...............................  $   1,674  $   1,554  $   1,798  $   1,878  $   1,803  $   1,226  $   1,227

BALANCE SHEET DATA--AT PERIOD END
  Current assets............................  $   5,453  $   5,162  $   5,303  $   5,399  $   4,383  $   4,644  $   5,187
  Total assets..............................  $  27,715  $  26,434  $  26,326  $  24,549  $  23,513  $  23,645  $  24,633
  Current liabilities.......................  $   4,184  $   3,967  $   4,578  $   4,142  $   3,976  $   3,949  $   4,939
  Long-term obligations**...................  $   6,780  $   6,919  $   6,785  $   6,190  $   1,967  $   2,811  $   2,795
  Deferred credits..........................  $   4,524  $   4,665  $   4,397  $   4,584  $   4,441  $   4,257  $   3,531
  Minority interest.........................  $     124  $      10  $     110  $       5     --         --         --
  Shareholder's equity**....................  $  12,103  $  10,873  $  10,456  $   9,628  $  13,129  $  12,628  $  13,368

------------------------

 * Excludes cumulative effects of accounting changes of $(702) million in 1992 and $1,143 million in 1991.

** The increase in long-term obligations, and the corresponding decrease in shareholder's equity, between 1993 and 1994 reflects dividends in 1994 to Amoco of intercompany notes receivable from subsidiaries.

THE COMPANY

    The following selected financial data for the Company have been derived from the summarized financial data of the Company, including such data appearing in the Amoco 1995 Form 10-K and the Amoco September 30, 1996 Form 10-Q incorporated by reference herein. Such summarized financial data were prepared using U.S. accounting principles followed by Amoco in preparing its consolidated financial statements.

                                                    NINE MONTHS
                                                  ENDED SEPTEMBER
                                                        30,                      YEAR ENDED DECEMBER 31,
                                                 -----------------   -----------------------------------------------
                                                  1996      1995      1995      1994      1993      1992      1991
                                                 -------   -------   -------   -------   -------   -------   -------
                                                                        (MILLIONS OF DOLLARS)
INCOME STATEMENT DATA
  Revenues.....................................   $244      $189      $258      $189      $208      $179      $209
  Net income...................................   $ 90      $ 64      $ 88      $ 76      $ 74      $ 95      $193

BALANCE SHEET DATA--AT PERIOD END
  Current assets...............................   $125      $119      $ 73      $ 97      $103      $ 27      $ 27
  Total assets.................................   $527      $417      $389      $349      $337      $260      $323
  Current liabilities..........................   $ 78      $ 51      $ 49      $ 58      $100      $  8      $ 11
  Non-current liabilities......................   $198      $111      $113      $100      $ 20      $ 18      $ 12
  Shareholder's equity.........................   $251      $255      $227      $191      $217      $234      $300

                                USE OF PROCEEDS

    The net proceeds from sale of the Securities will be used by the Company, in accordance with Article 36 of the Negotiable Obligations Law, for the refinancing of indebtedness and other liabilities, investment in physical assets located in Argentina and/or working capital purposes within Argentina.

    The specific use of proceeds from the sale of the Securities of each series will be set forth in the applicable Prospectus Supplement.

                           DESCRIPTION OF SECURITIES

    The Securities are to be issued under an Indenture dated as of September 7, 1995 (the "Indenture") among the Company, Amoco, Amoco Company, The Chase Manhattan Bank, as Trustee (the "Trustee"), Co-Registrar (the "Co-Registrar") and Principal Paying Agent (the "Principal Paying Agent") and The Chase Manhattan Bank (Buenos Aires), as Registrar (the "Registrar"), and Paying Agent, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Chase Manhattan Bank (Buenos Aires) will act as Paying Agent in Argentina (the Principal Paying Agent and all other Paying Agents are collectively referred to herein as the "Paying Agents"). The Trustee has appointed The Chase Manhattan Bank (Buenos Aires), presently at Calle Arenales 707, Piso 5, 1061 Buenos Aires, Argentina, as its agent (the "Trustee's Representative") in the City of Buenos Aires, Argentina to receive notices on its behalf in Argentina from Holders of the Securities and to act on the Trustee's behalf as necessary.

    The Securities may be issued from time to time in one or more series. The particular terms of each series which are offered by a Prospectus Supplement and the related guarantees thereof by the Guarantors (the "Guarantees") will be described in such Prospectus Supplement.

    The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular Securities or Guarantees, to the description of the terms thereof included in the Prospectus Supplement relating thereto. References in italics to section numbers are to Sections of the Indenture.

GENERAL

    The Indenture provides that Securities in separate series may be issued thereunder from time to time in a maximum aggregate principal amount of U.S. $200,000,000 or the U.S. dollar equivalent in one or more foreign currencies. The Company issued and sold U.S. $100,000,000 principal amount of 6 5/8% Guaranteed Negotiable Obligations Due 2005 under the Indenture in September 1995. The original issuance of any Securities of a series shall occur prior to July 13, 2000. The Securities of each series shall have the same original issue date. The Company, the Argentine Branch, Amoco and Amoco Company may specify a maximum aggregate principal amount for the Securities of any series. (SECTION 301.) The Securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as the Company, the Argentine Branch, Amoco and Amoco Company may determine. The Securities and the related Guarantees are issued in the English language. The text of the Securities and the related Guarantees has been translated into the Spanish language (a copy of which Spanish translations are annexed thereto), and the Company confirms that such Spanish translations are true and accurate. The Securities will be unsecured obligations of the Company, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company and will be jointly and severally guaranteed by Amoco and Amoco Company. See "Guarantees by Amoco and Amoco Company".

    Securities, which will be issued only by the Company through its Argentine Branch, will constitute obligations of the Company as a whole. Securities may not be issued directly by either Guarantor under the Indenture.

    The applicable Prospectus Supplement will set forth the price or prices at which the Securities to be offered will be issued and will describe the following terms of such Securities:

    (1) the title of such Securities;

    (2) any limit on the aggregate principal amount of the Securities of such series;

    (3) whether such Securities are to be issuable as Registered Securities, Bearer Securities or both, whether such Securities will be issuable initially in temporary global form, any date, or the manner of determination of any date, prior to which interests in any such temporary global security may not be exchanged for definitive Securities and the extent to which, and the manner in which, any interest on such temporary global security may be paid, and whether any such Securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for such Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than as described under "Form, Exchange and Transfer";

    (4) the Person to whom and the manner in which interest on such Securities will be payable, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary Bearer Global Securities";

    (5) the date or dates on which the principal of and premium, if any, on any of such Securities will be payable (the final date of which shall be not less than 90 days nor more than 30 years from the date of original issuance of the Securities of such series);

    (6) the rate or rates at which any of such Securities will bear interest, if any, or the manner of calculating such rate or rates, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Registered Securities on any Interest Payment Date;

    (7) the place or places in addition to the City of Buenos Aires, Argentina where the principal of and any premium, interest and Additional Amounts on any of such Securities will be payable, any Registered Securities may be surrendered for registration of transfer, any such Securities may be surrendered for exchange and notices and demands to or upon the Company, Amoco and Amoco Company in respect of any such Securities may be served;

    (8) if other than as set forth under "Redemption for Tax Reasons", the period or periods within which, the price or prices at which and the terms and conditions on which any of such Securities may be redeemed, in whole or in part, at the option of the Company;

    (9) the obligation, if any, of the Company to redeem, purchase or repay any of such Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation;

   (10) if other than denominations of U.S. $1,000 and any integral multiple thereof, the denominations in which any Securities will be issuable;

   (11) if the amount of principal of or any premium or interest on any of such Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

   (12) if other than the U.S. dollar, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Securities will be payable (and the manner of determining the equivalent thereof in U.S. dollars for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time);

   (13) if the principal of or any premium or interest on any of such Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);

   (14) if other than the entire principal amount thereof, the portion of the principal amount of any of such Securities which will be payable upon declaration of acceleration of the Maturity thereof;

   (15) if the principal amount payable at the Stated Maturity of any of such Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

   (16) if applicable, that such Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Defeasance of Certain Covenants", or under both such captions;

   (17) whether any Registered Securities will be issuable in whole or in part in the form of one or more Global Registered Securities and, if so, the respective Depositaries for such Global Registered Securities, the form of any legend or legends to be borne by any such Global Registered Security in addition to or in lieu of the legend referred to under "Global Registered Securities" and, if different from those described under such caption, any circumstances under which any such Global Registered Security may be exchanged in whole or in part for Securities registered, and any transfer of such Global Registered Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Registered Security or its nominee;

   (18) whether any legends will be stamped or imprinted on all or a portion of such Securities, and the terms and conditions upon which any legends may be removed;

   (19) any addition to or change in the Events of Default applicable to any of such Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Securities due and payable;

   (20) the Guarantees of such Securities;

   (21) if other than as set forth under "Certain Covenants of the Company -- Payment of Additional Amounts", whether and under what circumstances the Company will pay Additional Amounts on such Securities and, if other than as set forth under "Redemption for Tax Reasons", whether the Company will have the option to redeem such Securities rather than pay such Additional Amounts;

   (22) whether, under what circumstances and to what extent the Company will pay and indemnify the Holders of the Securities of the series from and against any Argentine individual asset tax or other tax, if other than as set forth under "Certain Covenants of the Company -- Payment of Additional Amounts", and whether the Company will have the option to redeem such Securities rather than pay or indemnify such Holders from and against any such tax;

   (23) any addition to or change in the covenants in the Indenture described under "Certain Covenants of the Company" applicable to any of such Securities;

   (24) any other terms of such Securities not inconsistent in any material respect with the provisions of the Indenture; and

   (25) any trustees, authenticating or paying agents, transfer agents, registrars or any other agents or depositaries with respect to such Securities. (SECTION 301.)

    The applicable Prospectus Supplement will also set forth the specific use of proceeds from the sale of such Securities and information concerning governmental and any other approvals or authorizations for the issue, offer and sale of such Securities, including the relevant CNV authorization.

    Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special U.S. federal income tax considerations (if any) applicable to Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special U.S. federal income tax or other considerations (if any) applicable to any Securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

    Unless otherwise specified in the applicable Prospectus Supplement, Registered Securities of a series shall be issuable in denominations of U.S. $1,000 and integral multiples thereof and Bearer Securities of a series shall be issuable in denominations of U.S. $1,000 and integral multiples thereof. (SECTION 302.)

    At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Registered Securities, Registered Securities of each series will be exchangeable for other Registered Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount, each such Registered Security having endorsed thereon a Guarantee. (SECTION 305.)

    Subject to the terms of the Indenture and the limitations applicable to Global Registered Securities, Registered Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a proper written instrument of transfer duly executed) at the office of the Registrar or Co-Registrar. No service charge will be made for any registration of transfer or exchange of Registered Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Registrar or Co-Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed The Chase Manhattan Bank, N.A. (Buenos Aires) as Registrar and the Trustee as Co-Registrar. Any transfer agent (in addition to the Registrar and Co-Registrar) initially designated by the Company for any Securities will be named in the applicable Prospectus Supplement. (SECTION 305.) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Securities of each series. Unless otherwise specified in the applicable Prospectus Supplement, the Company will maintain a transfer agent in the City of Buenos Aires, Argentina and in The City of New York. (SECTION 1002.)

    Unless otherwise provided in the Bearer Security and the applicable Prospectus Supplement, all Bearer Securities issued as part of the same identifiable tranche (within the meaning of Regulation S under the Securities Act of 1933, as amended (the "Securities Act")) will be initially represented by a single temporary bearer global security (a "Temporary Bearer Global Security") which will be deposited with a common depositary for Cedel Bank, societe anonyme ("Cedel Bank") and the operator of the Euroclear System ("Euroclear"). Cedel Bank and Euroclear, as the case may be, will credit the account of each subscriber with the principal amount of Bearer Securities being subscribed by it. The Company will irrevocably undertake to exchange the Temporary Bearer Global Security for a definitive permanent bearer global Security (a "Permanent Bearer Global Security") delivered to a common depositary for Euroclear or Cedel Bank upon the later of (i) the date which is 40 days after the later of (A) the completion of the distribution of such identifiable tranche of Bearer Securities as determined by the Underwriters and (B) the settlement date for such tranche (the "Exchange Date"; provided, however, that the Company may, in its sole discretion, extend the Exchange Date for such period of time as the Company may deem necessary in order to ensure that the issuance of such identifiable tranche of Bearer Securities is exempt from registration under the Securities Act by virtue of Regulation S thereunder) and (ii) the date on which Cedel Bank or Euroclear provides to the Trustee or an Authenticating Agent the requisite certification as described under "Temporary Bearer Global Securities" below.

    Unless otherwise provided in the Bearer Securities and the applicable Prospectus Supplement, the Permanent Bearer Global Security will be exchangeable for definitive Securities in bearer form with or without coupons attached or Securities in registered form without coupons attached upon not less than 60 days' written notice to the Company and the Trustee or an Authenticating Agent from Cedel Bank or Euroclear. Such notice shall specify whether the Permanent Bearer Global Security is to be exchanged for Bearer Securities or Registered Securities, or both, the denominations in which any Registered Securities will be issued and the names in which such Registered Securities will be issued. Upon receipt of such notice, the Company will cause to be prepared for delivery the requested Bearer Securities and/ or Registered Securities, in the specified denominations and in the specified names.

    Unless otherwise provided in the Bearer Securities and the applicable Prospectus Supplement, at the option of the Holder, Bearer Securities (with all unmatured coupons appertaining thereto) will be exchangeable into a like aggregate principal amount of Registered Securities of like tenor. Bearer Securities will not be issued in exchange for Registered Securities. (SECTION 305.) Each Security authenticated and delivered upon any transfer or exchange for or in lieu of the whole or any part of any Security will carry all the rights, if any, to interest accrued and unpaid and to accrue which were carried by the whole or such part of such Security. (SECTION 307.) Such new Security, if a Registered Security, will be so dated, and, if a Bearer Security, will have attached thereto such coupons, that neither gain nor loss in interest will result from such transfer or exchange.

    Bearer Securities will be subject to certain requirements and restrictions imposed by U.S. federal tax laws and regulations. See "Limitations on Issuance of Bearer Securities".

    Argentine Entities (as defined under "Taxation -- Argentine Taxation -- Withholding Tax on Interest Payments") must, in the case of the Securities of any series, hold such Securities in the form of one or more definitive Registered Securities and not in the form of Bearer Securities or interests in Global Bearer Securities or Global Registered Securities. See "Taxation -- Argentine Taxation".

    If the Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on (A) if Securities of the series are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (B) if Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) register the transfer of or exchange any Registered Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part, or (iii) exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption. (SECTION 305.)

GLOBAL REGISTERED SECURITIES

    Some or all of the Registered Securities of any series may be represented, in whole or in part, by one or more Global Registered Securities which will have an aggregate principal amount equal to that of the Registered Securities represented thereby. Each Global Registered Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

    Notwithstanding any provision of the Indenture or any Security described herein, no Global Registered Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Registered Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Registered Security or any nominee of such Depositary unless (i) the Depositary has notified the Company, Amoco and Amoco Company that it is unwilling or unable to continue as Depositary for such Global Registered Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Registered Securities represented by such Global Registered Security, (iii) the Person who is the beneficial owner of an interest in such Global Registered Security notifies the Registrar or the Co-Registrar in writing that it is an Argentine Entity (or other Argentine Person who is subject to Taxes imposed or established by Argentina or any political subdivision thereof or taxing authority therein with respect to payments in respect of the Securities and as to which the Company has a withholding obligation) and is, therefore, required to hold Securities in the form of one or more definitive Registered Securities, or (iv) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All Registered Securities issued in exchange for a Global Registered Security or any portion thereof will be registered in such names as the Depositary may direct. (SECTIONS 204 AND 305.)

    As long as the Depositary, or its nominee, is the registered Holder of a Global Registered Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Registered Security and the Registered Securities represented thereby for all purposes under the Registered Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Registered Security will not be entitled to have such Global Registered Security or any Registered Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Registered Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Registered Security or any Registered Securities represented thereby for any purpose under the Registered Securities or the Indenture. All payments of principal of and any premium and interest on a Global Registered Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Registered Security.

    Ownership of beneficial interests in a Global Registered Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Registered Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Registered Securities represented by the Global Registered Security to the accounts of its participants. Ownership of beneficial interests in a Global Registered Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Registered Security may be subject to various policies and procedures adopted by the Depositary from time to time. NONE OF THE COMPANY, AMOCO, AMOCO COMPANY, THE TRUSTEE OR ANY AGENT OF THE COMPANY, AMOCO, AMOCO COMPANY OR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE DEPOSITARY'S OR ANY PARTICIPANT'S RECORDS RELATING TO, OR FOR PAYMENTS MADE ON ACCOUNT OF, BENEFICIAL INTERESTS IN A

GLOBAL REGISTERED SECURITY, OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Registered Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Registered Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Registered Security on any Interest Payment Date will be made to the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (SECTION 307.)

    Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Registered Securities of a particular series will be payable at the office of the Principal Paying Agent or, subject to any other fiscal or other laws and regulations applicable thereto, such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in The City of New York and the office of the Paying Agent located in the City of Buenos Aires, Argentina will be designated as the Company's sole agents for payments with respect to Registered Securities of each series. Any other Paying Agents initially designated by the Company for the Registered Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Registered Securities of a particular series. Unless otherwise specified in the applicable Prospectus Supplement, the Company will maintain a Paying Agent in the City of Buenos Aires, Argentina and in The City of New York for the Registered Securities. (SECTION 1002.)

    The principal of and any premium and interest on a Temporary Bearer Global Security and a Permanent Bearer Global Security will be paid to each of Euroclear and Cedel Bank with respect to that portion of such Temporary Bearer Global Security or Permanent Bearer Global Security held for its account. The Company understands that in accordance with current operating procedures of Euroclear and Cedel Bank each of Euroclear and Cedel Bank will credit such principal and any premium and interest received by it in respect of a Temporary Bearer Global Security or Permanent Bearer Global Security to the respective accounts of the persons who on its records are owners of beneficial interests in such Temporary Bearer Global Security or Permanent Bearer Global Security. If a Registered Security is issued in exchange for any portion of a Permanent Bearer Global Security after the close of business at the office or agency where such exchange occurs on (i) any regular record date and before the opening of business at such office or agency on the relevant Interest Payment Date, or (ii) any special record date and before the opening of business at such office or agency on the related proposed date for payment of defaulted interest, interest or defaulted interest, as the case may be, will not be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of such Registered Security, but will be payable on such Interest Payment Date or proposed date for payment, as the case may be, only to Euroclear and Cedel, and the Company understands that Euroclear and Cedel Bank will undertake in such circumstances to credit such interest to the account of the person who was the beneficial owner of such portion of such Permanent Bearer Global Security on such regular record date or special record date, as the case may be. (SECTION 305.)

    Unless otherwise indicated in the Bearer Security and the applicable Prospectus Supplement, payment of any interest on Bearer Securities will be payable by check upon surrender of any applicable coupon, and principal of and any premium on Bearer Securities will be payable by check upon surrender of such Securities, at such offices or agencies outside the United States as the Company may from time to time designate; PROVIDED, that no interest will be payable on any Bearer Security (including a Temporary Bearer Global Security) until the Owner Tax Certification described under "Temporary Bearer Global Securities -- Certifications" is delivered to Euroclear or Cedel Bank and Euroclear or Cedel Bank delivers the Depositary Tax Certification described under "Temporary Bearer Global Securities -- Interest Payment Date Prior to Exchange Date" to the Company or its agent. No payment with respect to any Bearer Security will be made at any office or agency in the United States or its possessions or by check mailed to any address in the United States or its possessions or by transfer to an account maintained with a bank located in the United States or its possessions. (SECTIONS 304 AND 305.) Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities payable in U.S dollars will be made in the United States if (but only if) payment of the full amount thereof in U.S. dollars at the office of each Paying Agent outside the United States appointed and maintained by the Company is illegal or effectively precluded by exchange controls or other similar restrictions.

    Bearer Securities called or presented for redemption should be presented for payment of the applicable redemption price together with all unmatured coupons. Amounts due in respect of any missing unmatured coupons will be deducted from the sum due for payment. Interest due on or prior to the redemption date on Bearer Securities will be payable only upon the surrender of the corresponding coupons. (SECTION 1106.)

    All moneys paid by the Company, Amoco or Amoco Company to any Paying Agent for the payment of the principal of or any premium, interest or Additional Amounts on any Security which remain unclaimed at the end of three years after such principal, premium, interest or Additional Amounts has become due and payable will be repaid to the Company, Amoco or Amoco Company, as the case may be, and the Holder of such Security thereafter may look only to the Company, Amoco and Amoco Company for payment thereof. (SECTION 1003.)

GUARANTEES BY AMOCO AND AMOCO COMPANY

    Amoco and Amoco Company will each jointly and severally unconditionally guarantee the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Securities, and the due and punctual payment of any sinking fund or analogous payments (including all Additional Amounts), when and as the same shall become due and payable, whether at maturity, upon redemption, by declaration of acceleration or otherwise. Holders of Securities need not exhaust their recourse against the Company prior to proceeding against Amoco or Amoco Company under their respective Guarantees and may proceed against either or both of Amoco or Amoco Company. (SECTION 1401.)

    The Guarantees will be direct, unsecured and unsubordinated obligations of Amoco and Amoco Company and will rank equally and ratably with other unsecured and unsubordinated indebtedness of Amoco or Amoco Company, as the case may be.

CERTAIN COVENANTS OF THE COMPANY

    PAYMENT OF ADDITIONAL AMOUNTS. The Company will pay to the Holder of any Security of a series or any coupon appertaining thereto additional amounts as provided in the next paragraph and will also pay any other additional amounts provided for in the Securities of a series and in accordance with the Indenture (such additional amounts provided in the next paragraph and any such other additional amounts provided for in the Securities of a series being herein referred to as "Additional Amounts").

    All payments in respect of the Securities, including, without limitation, payments of principal, interest, and premium, if any, shall be made by the Company without withholding or deduction for or on account of any Taxes now or hereafter imposed or established by or on behalf of Argentina or any political subdivision thereof or taxing authority therein, except as otherwise set forth below. In the event any such Taxes are so imposed or established, the Company shall pay such Additional Amounts as may be necessary in order that the net amounts receivable by the Holders after any withholding or deduction in respect of such Taxes shall equal the respective amounts of principal, interest and premium, if any, which would have been receivable in respect of the Securities in the absence of such withholding or deduction; PROVIDED, HOWEVER, that no such Additional Amounts shall be payable (i) to, or on behalf of, a Holder for or on account of any such Taxes that have been imposed by reason of the Holder being a resident of Argentina or having some connection with Argentina other than the mere holding or owning of any Security or the receipt of principal or interest or premium, if any, in respect thereof, (ii) to, or on behalf of, a Holder for or on account of any such Taxes that would not have been imposed but for the presentation by the Holder of a Security for payment (where presentation is required) on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such Security for payment on the last date of such period of 30 days, (iii) with respect to any estate, inheritance, gift, sales, transfer, asset or personal property tax (other than, to the extent provided in respect of the Securities of a series, any Argentine individual asset tax imposed on or paid by the Holders) or any similar tax, assessment or governmental charge, (iv) to, or on behalf of, a Holder for or on account of any such Taxes which are payable otherwise than by withholding or deduction from payments on or in respect of any Security or (v) to, or on behalf of, a Holder of any Security to the extent that such Holder is liable for such Taxes that would not have been imposed but for the failure of such Holder to comply with any certification, identification, information, documentation or other reporting requirements if (a) such compliance is required by Argentine law, regulation or administrative practice or any applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of, such Taxes, (b) at least 30 days prior to the first Interest Payment Date with respect to which such requirements shall apply, the Company shall have notified all Holders of the Securities that such Holders will be required to comply with such requirements and (c) such requirements are not materially more onerous to such Holders (in form, in procedure or in the substance of information disclosed) than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms 1001, W-8 and W-9). Furthermore, no Additional Amounts shall be paid with respect to any payment on a Security to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder. Any reference herein or in the Securities to principal and/or interest shall be deemed also to refer to any Additional Amounts which may be payable under the undertakings described in this paragraph.

    The Company will also pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties, payable in Argentina or any political subdivision thereof or taxing authority therein in respect of the creation, issuance and initial offering of the Securities. In addition, the Company will, to the extent provided in respect of the Securities of a series (and indicated in the applicable Prospectus Supplement), pay and indemnify the Holders from and against any Argentine individual asset tax imposed or paid in respect of the Holders. Furthermore, the Company will pay and indemnify the Holders from and against all court taxes or other taxes and duties, including interest and penalties, imposed on or paid by any of them in Argentina in connection with any action permitted to be taken by the Holders to enforce the obligations of the Company under the Securities; PROVIDED, HOWEVER, the Company will not be required to pay or indemnify the Holders for such court taxes and other taxes and duties to the extent that the Holders are not successful in enforcing such obligations of the Company. (SECTION 1007.)

    MAINTENANCE OF OFFICE OR AGENCY. Unless otherwise indicated in the applicable Prospectus Supplement, the Company will maintain in each of the City of Buenos Aires, Argentina and The City of New York an office or agency where the Registered Securities of any series may be presented or surrendered for payment (including payment of Additional Amounts), where Registered Securities of that series may be surrendered for registration of transfer, where the Securities may be surrendered for exchange and where notices and demands to or upon the Company in respect of the Securities and the Indenture may be served. If the Securities are issued as Bearer Securities, the applicable Prospectus Supplement will set forth the place or places where such Securities and any coupons may be surrendered for payment (including payment of Additional Amounts), where such Securities may be surrendered for exchange and where notices and demands to or upon the Company in respect of such Securities and the Indenture may be served. (SECTION 1002.)

    CONSOLIDATION, MERGER AND SALE OF ASSETS. The Company may merge or consolidate with, or sell or convey all or substantially all of its property to, any other corporation if (except in the sale or conveyance to any Subsidiary) such other corporation assumes the obligations of the Company under the Securities and the Indenture and if immediately after the merger, consolidation, conveyance or sale, the Company or such successor corporation is not in default in the performance of any covenants or obligations of the Company under the Indenture or the Securities. EACH HOLDER OF SECURITIES OF ANY SERIES SHALL BE DEEMED TO HAVE IRREVOCABLY WAIVED, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ITS RIGHTS AS A CREDITOR OF THE COMPANY BY VIRTUE OF ITS OWNERSHIP OR HOLDING OF SUCH SECURITIES TO OPPOSE OR TO TAKE ANY ACTION TO OPPOSE ANY SUCH CONSOLIDATION, MERGER, SALE OR CONVEYANCE UNDER ARGENTINE LAW. (SECTION 801.)

CERTAIN COVENANTS OF AMOCO AND AMOCO COMPANY

    The Indenture will not limit the amount of debt, either secured or unsecured, which may be issued by Amoco or Amoco Company.

    LIMITATION ON LIENS. Amoco Company will covenant in the Indenture that it will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any Debt if such Debt is secured by a Mortgage upon (i) any Producing Property, (ii) any Refining or Manufacturing Property or (iii) any shares of stock or indebtedness of any Restricted Subsidiary, without in any such case effectively providing, concurrently with the issuance, assumption or guarantee of any such Debt, that the Securities (together with, if Amoco Company shall so determine, any other indebtedness of, or guaranteed by, Amoco Company or such Restricted Subsidiary ranking equally with the Securities and then existing or thereafter created) shall be secured equally and ratably with (or prior to) such Debt, so long as such Debt shall be so secured; PROVIDED, HOWEVER, that the foregoing restriction shall not apply to:

         (i) Mortgages existing as of the date of the first issuance by the Company of the Securities of any series;

        (ii) Mortgages on property, shares of stock or indebtedness, or in respect of indebtedness, of any corporation existing at the time such corporation becomes a Restricted Subsidiary, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary;

        (iii) Mortgages on property, shares of stock or indebtedness, or in respect of indebtedness, existing at the time of acquisition thereof (including acquisition through merger, amalgamation or consolidation), or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of the acquisitions of such property, shares of stock or indebtedness;

        (iv) Mortgages securing the payment of all or any part of the purchase price of any property or securing any Debt incurred prior to, at the time of or within 90 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof (provided such Mortgages are limited to such property and improvements thereon);

        (v) Mortgages which secure Debt owing by any Restricted Subsidiary, to the Company, Amoco, Amoco Company or to a Restricted Subsidiary;

        (vi) Mortgages on any Producing Property or Refining or Manufacturing Property to secure all or any part of the cost of surveying, exploration, mining, drilling, extraction, development, construction, alteration, repair or improvement of all or any part thereof, or to secure Debt incurred prior to, at the time of or within 12 months after the completion of such surveying, exploration, mining, drilling, extraction, development, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided such Mortgages are limited to such property and improvements thereon);

       (vii) Mortgages securing Debt in respect of commitments of purchase or sale of, or the transportation or distribution of, products derived from the property so mortgaged;

       (viii) Mortgages on personal property, other than on any shares of stock or indebtedness of any Restricted Subsidiary;

        (ix) Mortgages securing Debt incurred in connection with environmental law obligations imposed by or pursuant to legislative, governmental or regulatory authority;

        (x) Mortgages in favor of or at the request of the United States or any state or territory thereof, or any other country or any department, agency, instrumentality or political subdivision of any such jurisdiction, or in favor of holders of securities issued by any such entity, securing Debt owing thereto or partial, progress, advance or other payments or performance pursuant to the provisions of any contract, subcontract or statute, or to secure any indebtedness incurred for the purpose of financing all or any part of any purchase price or cost of constructing or improving the property subject thereto, including, without limitation, any Mortgages securing Debt issued, assumed or guaranteed in industrial development, pollution control, or similar revenue bonds;

        (xi) Mortgages arising by reason of any judgment, decree or order of any court, so long as any appropriate legal proceedings which may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired, or by reason of any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against Amoco Company or any Restricted Subsidiary or in connection with other proceedings or actions at law or in equity by or against Amoco Company or any Restricted Subsidiary;

       (xii) Mortgages on current assets to secure Debt incurred in the ordinary course of business and maturing not more than twelve months from the date incurred; and

       (xiii) any extension, renewal, alteration or replacement (or successive extensions, renewals, alterations or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (i) through (xii) inclusive; provided that the principal amount of Debt secured thereby shall not materially exceed the principal amount of Debt so secured at the time of such extension, renewal, alteration or replacement and that such extension, renewal, alteration or replacement shall be limited to all or a part of the property (plus improvements on such property) which secured the Mortgage so extended, renewed, altered or replaced.

    Notwithstanding the foregoing, Amoco Company and any one or more Restricted Subsidiaries may issue, assume or guarantee any secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such secured Debt of Amoco Company and its Restricted Subsidiaries and the amount of capitalized lease obligations (as included in the latest annual audited consolidated balance sheet of Amoco) related to property subject to Sale and Lease-Back Transactions which would be subject to the restrictions on Sale and Lease-Back Transactions described below but for this paragraph, does not at the time exceed 10% of Consolidated Adjusted Net Assets.

    For the purpose of the foregoing and the Sale and Lease-Back Transactions described below, the following types of transactions, among others, shall not be deemed to create Debt: (i) the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals or (ii) the sale or other transfer of any other interest in property of the character commonly referred to as a "production payment".

    Amoco Company also will covenant in the Indenture that it will not, nor will it permit any Restricted Subsidiary to, merge or consolidate with another corporation if any Producing Property or Refining or Manufacturing Property or shares of stock or indebtedness of any Restricted Subsidiary owned immediately prior thereto which remains Producing Property or Refining or Manufacturing Property or shares of stock or indebtedness of any Restricted Subsidiary immediately thereafter would thereupon become subject to any Mortgage, other than a Mortgage referred to in the foregoing clauses (i) through (xiii) inclusive and other than a Mortgage for, evidencing or with respect to secured Debt which is permitted pursuant to the provision described in the second preceding paragraph above, unless Amoco Company or such Restricted Subsidiary shall have effectively provided that the Securities (together with, if Amoco Company shall so determine, any other indebtedness of or guaranteed by Amoco Company or such Restricted Subsidiary ranking equally with the Securities and then existing or thereafter created) shall be secured by a direct lien on such Producing Property or Refining or Manufacturing Property or shares of stock or indebtedness of any Restricted Subsidiary, equally and ratably with (or prior to) such Mortgage, so long as such Mortgage shall exist. (SECTION 1005.)

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. Amoco Company will covenant in the Indenture that it will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by Amoco Company or a Restricted Subsidiary of any Producing Property or Refining or Manufacturing Property (except for temporary leases for a term of not more than three years), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person (a "Sale and Lease-Back Transaction"), unless the proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors of Amoco Company) of such property and

        (a) Amoco Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt, in an amount equal to the fair value (as determined by the Board of Directors of Amoco Company) of the property so leased, secured by a Mortgage on the property to be leased without equally and ratably securing the Securities of any series and without violating the covenant described above under "Certain Covenants of Amoco and Amoco Company -- Limitation on Liens";

        (b) Amoco Company shall apply within 12 months after the consummation of such transaction an amount equal to the net proceeds of such transaction to the retirement (other than any mandatory retirement) of Debt issued, assumed or guaranteed by Amoco Company which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of the creation of such Debt; or

        (c) since the date of the Indenture and within a period commencing 12 months prior to the consummation of such transaction and ending 12 months after the consummation of such transaction, Amoco Company or such Restricted Subsidiary has expended or shall expend for any Producing Property or Refining or Manufacturing Property an amount equal to (A) the net proceeds of such transaction and Amoco Company elects to designate such amount as a credit against such transaction or (B) a part of the net proceeds of such transaction and Amoco Company elects to designate such amount as a credit against such transaction and applies an amount equal to the remainder of the net proceeds as provided in clause (b) above. (SECTION 1006.)

    CONSOLIDATION, MERGER AND SALE OF ASSETS. Amoco and Amoco Company will covenant in the Indenture that they will not merge or consolidate with another corporation or sell or convey all or substantially all of their property to any other corporation unless such other corporation (except in any sale or conveyance to the Company or one of the Restricted Subsidiaries or, in the case of Amoco, to Amoco Company and, in the case of Amoco Company, to Amoco) assumes the obligations of Amoco or Amoco Company, as the case may be, under the Guarantees. Amoco Company will, however, be subject to the restrictions referred to under "Certain Covenants of Amoco and Amoco Company -- Limitation on Liens" in connection with any such consolidation, merger or sale of assets. (SECTIONS 803 AND 1005.)

    REPORTING. Amoco and Amoco Company will also covenant that they will furnish certain information and certificates to the Trustee on the dates specified in the Indenture.

CERTAIN DEFINITIONS

    For purposes of the covenants described above under "Covenants of Amoco and Amoco Company -- Limitation on Liens" and "-- Limitation on Sale and Lease-Back Transactions", the following terms have the following definitions:

    "Consolidated Adjusted Net Assets" means total assets of Amoco Company and its consolidated subsidiaries, if any, less (i) their total prepaid and deferred charges and (ii) their total current liabilities (excluding any portion thereof which may by its terms be extended or renewed at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), all as included in the latest annual audited consolidated balance sheet of Amoco.

    "Debt" means any indebtedness for money borrowed.

    "Mortgage" means any mortgage, pledge, security interest or lien.

    "Producing Property" means any property interest of Amoco Company or any Restricted Subsidiary in land located within the United States of America considered by Amoco Company or the Restricted Subsidiary, as the case may be, to be productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities.

    "Refining or Manufacturing Property" means any refining or manufacturing property of Amoco Company or any Restricted Subsidiary which is located within the United States of America, other than any such property or portion thereof which (a) in the opinion of the Board of Directors of Amoco Company is not of material importance to the business of Amoco Company and its consolidated subsidiaries as a whole, (b) is classified by the corporation which owns it as a transportation or marketing facility or (c) is owned directly or indirectly by Amoco Company or one or more of its Subsidiaries or by Amoco Company and one or more of its Subsidiaries jointly or in common with others and the aggregate interest therein of Amoco Company and its Subsidiaries does not equal at least fifty percent (50%).

    "Restricted Subsidiary" means:

        (1) each of the following corporations so long as the major portion of its assets is located within the territorial limits of the United States of America and its territorial possessions: Amoco Oil Company (a Maryland corporation), Amoco Production Company (a Delaware corporation) and Amoco Chemical Company (a Delaware corporation); and

        (2) any other corporation (A) substantially all the assets of which are located within the territorial limits of the United States of America and its territorial possessions, (B) which has total assets in excess of three percent (3%) of the total consolidated assets of Amoco Company and its consolidated subsidiaries, as included in the latest annual audited consolidated balance sheet of Amoco, and (C) of which at least eighty percent (80%) of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Amoco Company;

PROVIDED, HOWEVER, that the term "Restricted Subsidiary" shall not mean any corporation (i) the principal operating properties of which consist of oil or gas pipeline properties, (ii) the principal assets of which are stock or indebtedness of corporations which conduct substantially all of their business outside the territorial limits of the United States of America and its territorial possessions or (iii) principally engaged in financing receivables, making loans, extending credit or other activities of a character conducted by a credit or acceptance company.

EVENTS OF DEFAULT

    Each of the following will constitute an Event of Default under the Indenture with respect to Securities of any series:

        (a) failure to pay principal of or any premium on any Security of that series when due;

        (b) failure to pay any interest or any Additional Amount on any Securities of that series when due, continued for 30 days;

        (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series;

        (d) failure to perform any other covenant of the Company, Amoco or Amoco Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days (or such other period, if any, described in the applicable Prospectus Supplement) after written notice has been given by the Trustee, or the Holders of at least twenty-five percent (25%) in principal amount of the Outstanding Securities of that series, as provided in the Indenture;

        (e) certain events with respect to the Company, Amoco or Amoco Company in bankruptcy, insolvency or reorganization; and

        (f) any other Event of Default described in the applicable Prospectus Supplement. (SECTION 501.)

    If an Event of Default described in clauses (a) through (c) above or clause
(d) above (in the event of a default with respect to less than all Outstanding series of Securities) or clause (f) above shall occur and be continuing, either the Trustee or the Holders of at least twenty-five percent (25%) in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Securities of that series (or, in the case of any Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Security) to be due and payable immediately. If an Event of Default described in clause (d) above (in the event of a default with respect to all Outstanding series of Securities) or clause (e) above shall have occurred and be continuing, either the Trustee or the Holders of at least twenty-five percent (25%) in aggregate principal amount of the Outstanding Securities of all series by notice as provided in the Indenture may declare the principal amount of the Securities of all series (or, in the case of any Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Security) to be due and payable immediately. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series

(or of all Outstanding Securities, as the case may be) may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (SECTION 502.) For information as to waiver of defaults, see "Modification and Waiver".

    The foregoing provisions shall be without prejudice to the rights of each individual Holder to initiate an action against the Company for the payment of any principal, premium, interest and any Additional Amount past due on any Security, as established by Article 29 of the Negotiable Obligations Law.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (SECTION 603.) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series affected by any Event of Default (or of all Outstanding Securities of all series, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of that series (or of all Securities, as the case may be). (SECTION 512.)

    No Holder of a Security of any series will, except as provided above, have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series, (ii) the Holders of at least twenty-five percent (25%) in aggregate principal amount of the Outstanding Securities of that series (or all series, as the case may be) have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series (or all series, as the case may be) a direction inconsistent with such request, within 60 days after such notice, request and offer. (SECTION 507.) However, such limitations do not apply to a suit instituted by a Holder of a Security for the enforcement of payment of the principal of or any premium or interest on such Security on or after the applicable due date specified in such Security. (SECTION 508.)

    The Company, Amoco and Amoco Company will be required to furnish to the Trustee annually a statement by certain of their respective officers as to whether or not the Company, Amoco or Amoco Company, as the case may be, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (SECTION 1004.)

REDEMPTION FOR TAX REASONS

    If at any time after the date of the Indenture as a result of any change in, or amendment to, laws or regulations, or as a result of any change in the application or official interpretation of laws or regulations, of Argentina or any political subdivision thereof or taxing authority therein or of any other country or any political subdivision thereof or taxing authority therein as to which the payment of Additional Amounts is provided for in the Securities of a series and in accordance with the Indenture, which change or amendment becomes effective after the date of the Indenture, the Company becomes obligated to pay any Additional Amounts as provided or referred to above under "Certain Covenants of the Company -- Payment of Additional Amounts" and such obligation cannot be avoided by the Company taking reasonable measures available to it, then the Securities will be redeemable as a whole (but not in part), at the option of the Company, at any time upon not less than 30 nor more than 60 days' notice given to the Holders as provided in the Indenture at their principal amount (or, if any Securities of that series are

Original Issue Discount Securities, such portion of the principal amount of such Securities as may be specified by the terms thereof) together with accrued interest thereon to the date fixed for redemption (the "Redemption Date"). The Company will also pay to the Holders on the Redemption Date any Additional Amounts which are then payable. In order to effect a redemption of the Securities under this paragraph, the Company is required to deliver to the Trustee at least 45 days prior to the Redemption Date (i) a certificate signed by two Directors of the Company stating that the obligation to pay such Additional Amounts cannot be avoided by the Company taking reasonable measures available to it and (ii) an opinion of independent legal counsel of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment. No notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Securities then due.

    The applicable Prospectus Supplement will set forth the terms of any additional redemption of the Securities of a series, at the option of the Company, for tax reasons in circumstances in which the Company, to the extent provided in respect of the Securities of such series (and indicated in the applicable Prospectus Supplement), becomes obligated to pay or indemnify the Holders from or against any Argentine individual asset tax imposed on or paid in respect of the Holders. (SECTION 1108.)

MODIFICATION AND WAIVER

    The Indenture will provide that modifications and amendments of the Indenture may be made by the Company, the Argentine Branch, Amoco, Amoco Company and the Trustee with the consent of the Holders of sixty-six and two-thirds percent (66 2/3%) in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment obtained at a meeting of Holders held in accordance with the Indenture; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security,
(b) reduce the principal amount of, or any premium or interest on, any Security,
(c) change the obligation of the Company, Amoco or Amoco Company to pay Additional Amounts, (d) reduce the amount of principal of an Original Issue Discount Security or any other Security payable upon acceleration of the Maturity thereof, (e) change the place or currency of payment of principal of, or any premium or interest or Additional Amounts on, any Security, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (h) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (i) reduce the requirements with respect to quorum or voting, (j) modify such provisions with respect to modification and waiver, or (k) change in any manner adverse to the interests of the Holders of any Outstanding Securities the terms and conditions of the Guarantees. (SECTION 902.)

    The Holders of sixty-six and two-thirds percent (66 2/3%) in principal amount of the Outstanding Securities of any series by act of such Holders at a meeting of Holders held in accordance with the terms of the Indenture may waive compliance by the Company, Amoco and Amoco Company with certain restrictive provisions of the Indenture. (SECTION 1008.) The Holders of a majority in principal amount of the Outstanding Securities of any series (or all series, as the case may be) may waive any past default under the Indenture, except a default in the payment of principal, premium or interest (except that a default in payment resulting from a declaration of acceleration which declaration of acceleration has been rescinded and annulled pursuant to the Indenture may be waived) and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Security of such series (or all series, as the case may be) affected. (SECTION 513.)

    The Indenture will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, or whether a quorum is present at a meeting of Holders of Securities, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Security is not determinable (for example, because it is based on an index), the principal amount of such Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Security and (iii) the principal amount of a Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Security, of the principal amount of such Security (or, in the case of a Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (SECTION 101.)

    Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee also will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (SECTION 104.)

DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture will provide that, if and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Securities of any series, or to any specified part of a series. (SECTION 1301.)

    DEFEASANCE AND DISCHARGE. The Indenture will provide that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Securities, the Company, Amoco and Amoco Company will be discharged from all their respective obligations with respect to such Securities (except for certain obligations to exchange or register the transfer of Securities, to replace stolen, lost or mutilated Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Securities of money or Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Securities. Such defeasance or discharge may occur only if, among other things, the Company, Amoco and Amoco Company have delivered to the Trustee an Opinion of Counsel to the effect that the Company, Amoco, or Amoco Company, as the case may be, has received from, or there has been published by, the United States Internal Revenue Service a ruling, regulation or pronouncement of comparable authority, or there has been a change in tax law, in either case to the effect that Holders of such Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (SECTIONS 1302 AND 1304.)

    DEFEASANCE OF CERTAIN COVENANTS. The Indenture will provide that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Securities, the Company, Amoco and Amoco Company may omit to comply with certain restrictive covenants, including those described under "Certain Covenants of Amoco and Amoco Company -- Limitation on Liens", "-- Limitation on Sale and Lease-Back Transactions" and "-- Consolidation, Merger and Sale of Assets", and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Securities. In order for the Company to exercise such option, the Company, Amoco and Amoco Company will be required to deposit, in trust for the benefit of the Holders of such Securities, money or Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Securities. The Company, Amoco and Amoco Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Securities and such Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and Government Obligations so deposited in trust would be sufficient to pay amounts due on such Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Securities upon any acceleration resulting from such Event of Default. In such case, the Company, Amoco and Amoco Company would remain liable for such payments. (SECTIONS 1303 AND 1304.)

TEMPORARY BEARER GLOBAL SECURITIES

  GENERAL

    Unless otherwise specified in the Bearer Security and the applicable Prospectus Supplement, the Securities constituting a separate identifiable tranche (within the meaning of Regulation S under the Securities Act) will initially be represented by a Temporary Bearer Global Security, to be deposited with a common depositary in London for Euroclear and Cedel for credit to the designated accounts.

    The Temporary Bearer Global Security will be exchangeable for a Permanent Bearer Global Security on the Exchange Date as described under "Form, Exchange and Transfer" above.

  INTEREST PAYMENT DATE PRIOR TO EXCHANGE DATE

    In the case of a Temporary Bearer Global Security that has an Interest Payment Date prior to the Exchange Date, a member organization appearing in the records of Euroclear or Cedel as entitled to a portion of the principal amount of such Temporary Bearer Global Security (a "Member Organization") must provide an Owner Tax Certification (as defined below) to Euroclear or Cedel and Euroclear or Cedel must provide to the Company or its agent a certification in the form required by the Indenture (a "Depositary Tax Certification"), in each case, prior to the payment of interest. Until an Owner Tax Certification is provided by the Member Organization to Euroclear or Cedel and Euroclear or Cedel provides to the Company or its agent a Depositary Tax Certification, such Member Organization will not be entitled to receive any interest with respect to its interest in the Temporary Bearer Global Security or to exchange its interest therein for a portion of the Permanent Bearer Global Security.

  EXCHANGE DATE PRIOR TO INTEREST PAYMENT DATE

    In the case of a Temporary Bearer Global Security that does not have an Interest Payment Date prior to the Exchange Date, the Member Organization must provide to Euroclear or Cedel an Owner Tax Certification and Euroclear or Cedel must provide to the Company or its agent a Depositary Tax Certification. Until the requisite certifications are provided by the Member Organization to Euroclear or Cedel and Euroclear or Cedel provides the requisite certifications to the Company or its Agent, such Member Organization shall not be entitled to receive any interest with respect to its interest in the Temporary Bearer Global Security or to exchange its interest in the Temporary Bearer Global Security for a portion of the Permanent Bearer Global Security.

  CERTIFICATIONS

    As described above, no interest will be paid on any Temporary Bearer Global Security and no exchange of a Temporary Bearer Global Security for a portion of the Permanent Bearer Global Security may occur until the person entitled to receive such interest or a portion of the Permanent Bearer Global Security furnishes written certification (the "Owner Tax Certification"), in the form required by the Indenture, to the effect that such person (i) is not a United States person (as defined below under "Limitation on Issuance of Bearer Securities"), (ii) is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is a United States person who acquired the Security through such a financial institution and who holds the Security through such financial institution on the date of certification, provided in either case that such financial institution provides a certificate to the Company or the distributor selling the Security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the U.S. Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations thereunder, or (iii) is a financial institution holding for purposes of resale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)). A financial institution described in clause (iii) of the preceding sentence (whether or not also described in clause (i) or (ii)) must certify that it has not acquired the Security for purposes of resale directly to a United States person or to a person within the United States or its possessions.

NOTICES -- TO HOLDERS OF REGISTERED SECURITIES

    Notices to Holders of Registered Securities will, subject to the provisions of the Indenture, be deemed to be validly given if (i) sent by first class mail to them at their respective addresses as recorded in the Security Register, and will be deemed to have been validly given on the fifth Business Day after the date of such mailing and (ii) published in a leading daily newspaper having general circulation in Argentina and, when required by Argentine law, in the OFFICIAL GAZETTE OF ARGENTINA. Notices by publication will be deemed to have been given on the date of latest publication. (SECTION 106.)

NOTICES -- TO HOLDERS OF BEARER SECURITIES

    Notices to Holders of Bearer Securities will, subject to the provisions of the Indenture, be deemed to be validly given if (i) published in a leading daily English language newspaper having general circulation in London (which is expected to be the FINANCIAL TIMES) or, if such publication is not practicable, if published in a leading English language newspaper having general circulation in Europe or, in the case of a Temporary Bearer Global Security or Permanent Bearer Global Security, if delivered to Euroclear and Cedel for communication by them to the person shown in their respective records as having interests therein and (ii) published in a leading daily newspaper having general circulation in Argentina and, when required by Argentine law, in the OFFICIAL GAZETTE OF ARGENTINA. Notices by publication will be deemed to have been given on the date of latest publication. (SECTION 106.)

TITLE

    Title to any Temporary Bearer Global Security, any Permanent Bearer Global Security, any Bearer Security and any coupons appertaining to any such Security will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Holder of any Bearer Security and the Holder of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (SECTION 308.)

MEETINGS OF HOLDERS OF SECURITIES

    A meeting of Holders of Securities of any series may be called at any time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be made, given or taken by Holders of Securities of such series, including but not limited to any of the following purposes:

        (1) to give any notice to the Company, to Amoco, to Amoco Company or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any default hereunder and its consequences, or to take any other action or authorization to be taken by Holders pursuant to any of the provisions described under "Events of Default";

        (2) to remove the Trustee and nominate a successor trustee;

        (3) to consent to the execution of a supplemental indenture; or

        (4) to take any other action authorized to be taken by or on behalf of the Holders of any specified principal amount of the Securities of any series under any other provisions of the Indenture or under applicable law. (SECTION 1501.)

    The Trustee may at any time call a meeting of Holders of Securities of any series for any purpose specified above, to be held in the City of Buenos Aires, Argentina; PROVIDED, HOWEVER, that the Trustee may determine to hold any meetings simultaneously in the City of Buenos Aires, Argentina and in The City of New York or in London, England by means of any telecommunication which permits the participants to hear and speak to each other. In any case meetings shall be held at such time and such place in any such city as the Trustee shall determine. Notice of every meeting of Holders of Securities of any series, setting forth the date, time and the place of such meeting, in general terms the action proposed to be taken at such meeting and the requirements to attend, shall be given in the OFFICIAL GAZETTE OF ARGENTINA and in the manner set forth under "Notices -- To Holders of Registered Securities" and "Notices -- To Holders of Bearer Securities", not less than 10 nor more than 30 days prior to the date fixed for the meeting, and any publication thereof shall be for five consecutive business days. (SECTION 1502.)

    The Company, the Argentine Branch, Amoco, Amoco Company or the Holders of at least five percent (5%) in principal amount of the Outstanding Securities of any series may direct the Trustee to call a meeting of the Holders of Securities of such series for any purpose specified above, by written request setting forth in reasonable detail the action proposed to be taken at the meeting. (SECTION 1502.)

    The Persons entitled to vote sixty percent (60%) in principal amount of the Outstanding Securities of a series shall constitute a quorum for a meeting of Holders of Securities of such Series. The Persons entitled to vote thirty percent (30%) in principal amount of the Outstanding Securities of a series shall constitute a quorum for a reconvened meeting of Holders of such series adjourned for lack of the requisite quorum. (SECTION 1504.)

    Any Holder of Securities that wishes to attend any meeting of Holders of Securities must notify either the Registrar or the Co-Registrar of the intention of such Holder to attend such meeting in person or by proxy at least three calendar days prior to the date of such meeting.

    At any meeting of Holders of Securities, each Holder of a Security of such series will be entitled to one vote for each U.S. $1.00 principal amount (or its equivalent) of the Outstanding Securities of such series held or represented by such Holder. (SECTION 1505.)

    Any resolution passed or decision taken at any duly held meeting of Holders of Securities of any series shall be binding on all the Holders of Securities of such series and any related coupons, whether or not present or represented at the meeting. (SECTION 1504.)

GOVERNING LAW AND ENFORCEABILITY

    The Negotiable Obligations Law establishes the legal requirements necessary for the Securities to qualify as "negotiable obligations". The execution and delivery by the Argentine Branch of the Securities and any coupons shall be governed by the laws of Argentina. All other matters in respect of the Securities, any coupons, the Guarantees and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. (SECTION 112.)

    The Company, Amoco and Amoco Company have consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. Federal Court sitting in the Borough of Manhattan, The City of New York, United States, and any appellate court from any thereof, and have waived any objection on the grounds of venue, residence, domicile or inconvenient forum to the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the Indenture, the Securities or the Guarantees. Any suit, action or proceeding brought in connection with the Indenture, the Securities or the Guarantees may also be brought in any competent court in the City of Buenos Aires, Argentina, unless such suit, action or proceeding cannot be brought or maintained for any reason in the City of Buenos Aires, Argentina, in which case such suit, action or proceeding may be instituted in any competent court in Argentina. (SECTION 113.)

CURRENCY INDEMNITY

    Any amount received or recovered in respect of any sum payable by the Company, Amoco or Amoco Company, as the case may be, under or in connection with any Security, including damages, in a currency other than the currency in which such Security is denominated (the "denomination currency") (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Company or otherwise) by any Holder in respect of any sum expressed to be due to it from the Company, Amoco or Amoco Company, as the case may be, shall only constitute a discharge of the Company, Amoco or Amoco Company, as the case may be, to the extent of the amount in the denomination currency which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If the amount received or recovered in that other currency is less than the amount in the denomination currency expressed to be due to the recipient under such Security or the related Guarantees, the Company, Amoco and Amoco Company shall indemnify such recipient against any loss (as measured by the difference between such amount in the denomination currency and the amount received or recovered) sustained by it as a result. In any event, the Company, Amoco and Amoco Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the Holder to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of the denomination currency been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of the denomination currency on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). The foregoing indemnities constitute separate and independent obligations of each of the Company, Amoco and Amoco Company, shall give rise to a separate and independent cause of action, shall apply irrespective of any waiver granted by any Holder and shall continue in full force and effect despite any such judgment or order as aforesaid. (SECTION 515.)

REGARDING THE TRUSTEE

    The Chase Manhattan Bank is depository for funds of, makes loans to, acts as trustee for certain employee benefit plans and performs other services for the Company, Amoco and Amoco Company in the normal course of business. H. Laurance Fuller, the Chairman of the Board and Chief Executive Officer of Amoco, is a Director of The Chase Manhattan Corporation and The Chase Manhattan Bank.

    The Chase Manhattan Bank serves as trustee under an indenture relating to debt securities of Amoco Canada Petroleum Company Ltd., guaranteed as to payment of principal, premium, if any, and interest, if any, by Amoco and Amoco Company. The Chase Manhattan Bank is the successor to The Chase Manhattan Bank (National Association), which was the signatory as trustee to the Indenture.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities (including Temporary Bearer Global Securities and Permanent Bearer Global Securities) may not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) within the United States or its possessions or to United States persons (each as defined below) other than to an office located outside the United States and its possessions of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the United States Treasury Regulations thereunder, or to certain other persons described in Section 1.163-(5)(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Securities may not be delivered in connection with their sale during the restricted period within the United States or its possessions. Any distributor (as defined in Section 1.163-5(c)(2)(i)(D)(4) of the United States Treasury Regulations) participating in the offering or sale of Bearer Securities must covenant that it will not offer or sell during the restricted period any Bearer Securities within the United States or its possessions or to United States persons (other than the persons described above), it will not deliver in connection with the sale of Bearer Securities during the restricted period any Bearer Securities within the United States or its possessions and it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling the Bearer Securities are aware of the restrictions on offers and sales described above. No Bearer Securities (other than a Temporary Bearer Global Security) may be delivered, nor may interest be paid on any Bearer Securities until receipt by the Company of (i) a Depositary Tax Certification in the case of Temporary Bearer Global Securities or (ii) an Owner Tax Certification in all other cases as described above under "Description of Securities -- Temporary Bearer Global Securities -- Certifications". Bearer Securities will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

    As used in this section, "United States person" means any citizen or resident of the United States, any corporation or partnership created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source. For taxable years beginning after December 31, 1996, a trust will be a "United States person" only if the trust is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code. "United States" means the United States of America including the States thereof and the District of Columbia) and "possessions" of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, America Samoa, Wake Islands and Northern Mariana Islands.

                                    TAXATION

    The following are general summaries of certain Argentine tax and United States federal income tax consequences relating to the acquisition, ownership and disposition of the Securities of any series.

    The applicable Prospectus Supplement may set forth additional tax considerations relevant to the Securities of any series.

    The following summaries are based upon the provisions of laws (including, in the case of Argentina, the Argentine Income Tax Law and, in the case of the United States, the Code and regulations, rulings and judicial decisions as of the date of this Prospectus, and such laws, regulations, rulings and judicial decisions may be repealed, revoked or modified so as to result in Argentine or United States tax consequences different from those summarized below.

    PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ARGENTINE, UNITED STATES AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SECURITIES OF ANY SERIES.

ARGENTINE TAXATION

    The following summary of certain Argentine tax considerations relating to the Securities is based upon the advice of Perez Alati, Grondona, Benites, Arntsen & Martinez de Hoz (h), Argentine counsel to the Company, Amoco and Amoco Company.

    PAYMENTS OF INTEREST. Except as set forth below, interest payments (including accretions of original issue discount) on the Securities will be exempt from Argentine income tax provided that the Securities are issued in accordance with the Negotiable Obligations Law and qualify for tax exempt treatment under Article 36 of such Law. Under this Article, interest on the Securities will be exempt if the following conditions (the "Article 36 Conditions") are satisfied:

        (a) the Securities are placed through a public offering authorized by the CNV;

        (b) the proceeds of the offering are used by the Company for (i) working capital purposes within Argentina, (ii) investments in physical assets located in Argentina, (iii) refinancing of indebtedness and other liabilities, and/or (iv) contributions to the capital of a controlled or affiliated corporation, provided the latter uses the proceeds of such contribution for the purposes specified in clauses (i), (ii) and/or (iii); and

        (c) the Company provides evidence to the CNV that the proceeds of the offering have been used for the purposes described in (b) above.

    The Securities will be issued in compliance with all of the Article 36 Conditions and the CNV has authorized the public offering of the Securities by Resolution No. 10,982.

    If the Company does not comply with the Article 36 Conditions, Article 38 of the Negotiable Obligations Law provides that the Company will be responsible for the payment of any taxes on interest received by the Holders. In such event, the Holders shall receive the full amount of interest provided for in the Securities without any deduction or withholding of Argentine income taxes.

    Decree No. 1076/92, as amended by Decree No. 1157/92, ratified by Law No. 24,307 (the "Decree"), eliminated the exemption described above in the case of Holders which are subject to Title VI of the Argentine Income Tax Law (in general, entities organized or incorporated under Argentine law, Argentine branches of foreign entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina ("Argentine Entities")). As a result of the Decree, interest paid to Argentine Entities is subject to withholding as prescribed by Argentine tax regulations. Argentine Entities must, in the case of the Securities of any series, hold Securities in the form of one or more definitive Registered Securities and not in the form of Bearer Securities or interests in Global Bearer Securities or Global Registered Securities.

    INCOME TAX ON CAPITAL GAINS. Resident and nonresident individuals and corporations and other entities which are not organized or incorporated in Argentina and which do not have a permanent establishment in Argentina are not subject to taxation on capital gains derived from the sale or other disposition of the Securities if the Article 36 Conditions have been satisfied. As a result of the Decree, Argentine Entities are subject to tax on capital gains on the sale or other disposition of the Securities as prescribed by Argentine tax regulations.

    INDIVIDUAL ASSET TAX. Individuals (I.E., natural persons) and undistributed testamentary estates of individuals (whether or not citizens of, or resident in, Argentina) that are deemed to be the "direct owners" of Securities will be subject to a one-half of one percent (0.5%) individual asset tax on the market value of their holdings of such Securities as of December 31 of each year.

    Corporations and other entities organized or incorporated in Argentina and Argentine branches and permanent establishments of corporations and other entities not organized or incorporated in Argentina generally will not be subject to the individual asset tax with respect to their holdings of Securities.

    Securities held as of December 31 of each year by corporations and other entities which are not organized or incorporated in Argentina (other than the Argentine branches and permanent establishments thereof) will generally be conclusively presumed to be directly owned by individuals or undistributed estates and, accordingly, subject to the individual asset tax. However, such a non-Argentine corporation or other entity will not be subject to the individual asset tax if (i) the Securities held by such corporation or other entity are authorized by the CNV for public offering in Argentina and "traded" in one or more Argentine or non-Argentine securities markets, or (ii) the capital stock of such corporation or other entity is not in bearer form, or (iii) the principal activity of such corporation or other entity does not consist of investing outside its jurisdiction of organization or incorporation AND such corporation or other entity is not generally restricted from doing business in its jurisdiction of organization or incorporation or (iv) such corporation or other entity is an exempt entity (I.E., insurance company, pension fund, open-ended mutual fund or bank or financial institution organized in a country in which the relevant central bank applies the standards approved by the Basle Convention). In the case of non-Argentine corporations and other entities subject to the individual asset tax, the tax will be applied at a tax rate of one percent (1.0%) and the Company will be responsible as a substitute obligor for paying such tax. In the event that a non-Argentine corporation or other entity holding Securities is exempt from the individual asset tax for any reason other than the fact that the Securities are authorized by the CNV for public offering in Argentina and traded, the Company will nevertheless be responsible for paying the tax unless the Company actually obtains on a timely basis certifications as to the non-taxable or exempt status of such corporation or other entity.

    The individual asset tax law and related regulations have not yet been extensively interpreted or applied by the Argentine tax authorities or courts, and, accordingly, certain aspects of such law remain unsettled. It remains unclear, for example, whether the references to "direct" ownership refer only to record ownership (including ownership by a Depository) or extend to beneficial ownership. In addition, the concept of "trading", as used in the law in relation to non-Argentine corporations and other entities, has not developed, leaving it unclear whether such term refers to actual and ongoing trading, periodic trading or merely consummation of an offering of Securities within or outside Argentina. There can be no assurances concerning the interpretation or application of these and other provisions of the law and related regulations by the tax authorities and courts.

    The Argentine tax authorities have not implemented any mechanisms to collect the individual asset tax from individuals or undistributed estates which are not resident in Argentina. The tax authorities have, in effect, imposed on the Argentine issuers (in this case, the Company) the responsibility to pay the tax payable with respect to Argentine securities (in this case, the Securities) owned by non-Argentine corporations and other entities. Although the Company could seek reimbursement (by means of withholding against payments on Securities or otherwise) from such non-Argentine corporations and other entities for any individual asset tax paid by it, the Company will, to extent provided in respect of the Securities of a series (and indicated in the applicable Prospectus Supplement), not seek such reimbursement and pay and indemnify the Holders from and against any such tax imposed or paid in respect of the Holders.

    If the Company becomes obligated to pay or indemnify Holders from or against any Argentine individual asset tax in respect of the Securities of a series, such Securities may, in certain circumstances, be subject to redemption at the option of the Company. See "Description of Securities--Redemption for Tax Reasons".

    OTHER TAXES. All transactions related to the issuance, offer, sale, transfer, payment of principal and/ or interest or redemption of the Securities are exempt from Argentine value added tax if the Article 36 Conditions are satisfied.

    In the event that it becomes necessary to institute enforcement proceedings in relation to the Company in Argentina, a court tax (currently at a rate of three percent) will be imposed on the amount of any claim brought before the Argentine courts sitting in the City of Buenos Aires.

UNITED STATES FEDERAL INCOME TAXATION

    The following is a general summary of certain United States federal income tax considerations relating to the Securities.

    As used herein, a "United States Holder" of a Security means a Holder that is a "United States person" (as is defined under "Limitations on Issuance of Bearer Securities"). A "Non-United States Holder" is a Holder that is not a United States Holder.

    The summary deals only with Securities that are held as capital assets by United States Holders and does not address special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Securities as a part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar, in each case except as otherwise noted. In addition, the summary assumes that the Securities are not sold at an original issue discount or denominated in a currency or currency unit other than U.S. dollars. Any special United States federal income tax considerations relevant to the Securities of any series will be set forth in the applicable Prospectus Supplement.

    PAYMENTS OF INTEREST. Interest on a Security will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

    MARKET DISCOUNT. If a United States Holder purchases a Security for an amount that is less than its principal amount, such difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Security as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Security at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Security.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Security, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Security may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the United States Internal Revenue Service (the "IRS").

    AMORTIZABLE BOND PREMIUM. A United States Holder that purchases a Security for an amount in excess of the sum of all principal amounts payable on the Security after the purchase date will be considered to have purchased the Security at a "premium".

    A United States Holder generally may elect to amortize the premium over the remaining term of the Security on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Security. Bond premium on a Security held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Security. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    Proposed Treasury regulations issued on June 27, 1996 would clarify the treatment of bond premium. Among the provisions contained in the proposed regulations is a provision that generally provides that premium may be amortized to offset interest income only as a United States Holder takes the stated interest into account under the Holder's regular accounting method. Moverover, the proposed Treasury regulations generally provide that in the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that both the Company and the Holder will exercise or not exercise options in a manner that maximizes the Holder's yield. If adopted, the regulations would be effective for debt instruments acquired on or after the date 60 days after the date final regulations are published in the Federal Register. However, if a United States Holder elects to amortize bond premium for the taxable year containing such effective date, the proposed Treasury regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year.

    SALE, EXCHANGE AND RETIREMENT OF SECURITIES. A United States Holder's tax basis in a Security will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium. Upon the sale, exchange or retirement of a Security, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Security. Except with respect to gain attributable to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Security has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

    NON-UNITED STATES HOLDERS. Under current United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

        (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal or interest on a Security owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Security is described in Section 881(c)(3)(A) of the Code and
    (iv) in the case of a Registered Security, the beneficial owner satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder;

        (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of a Security; and

        (c) a Security beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own ten percent or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Security would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

    To satisfy the statement requirement referred to in clause (a)(iv) above, the beneficial owner of such Security, or a financial institution holding the Security on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his or her name and address, and certifies, under penalties of perjury, that he or she is not a United States person (which certification may be made on an IRS Form W-8 (or successor form) or (2) a financial institution holding the Security on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    Payments to Non-United States Holders not meeting the requirements of paragraph (a) above and thus subject to withholding of United States federal income tax may nevertheless be exempt from such withholding if the beneficial owner of the Security provides the Company with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Security is not subject to withholding tax because it is effectively connected with the owner's conduct of a trade or business in the United States.

    If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest on the Securities is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest on the Securities will be included in such foreign corporation's earnings and profits.

    Any gain or income realized upon the sale, exchange, retirement or other disposition of the Securities generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or
(ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, information reporting requirements will apply to certain payments of principal, interest, and premium paid on Securities and to the proceeds of sale of a Security made to United States Holders other than certain exempt recipients (such as corporations). A thirty-one percent (31%) backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in clause (a)(iv) under "Non-United States Holders" above has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments of the principal, interest, or premium on a Security are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Security, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Security to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives fifty percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations. Under proposed Treasury regulations not currently in effect backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

    Payments of principal, interest, and premium on a Security paid to the beneficial owner of a Security by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Security, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in clause (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities being offered hereby (i) through agents,
(ii) through underwriters, (iii) through dealers, (iv) directly to purchasers or to purchasers and dealers (through a specific bidding or auction process or otherwise) or (v) through a combination of any such methods of sale.

    Securities may be offered and sold through agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily three business days or less). Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), of the Securities so offered and sold. Agents may be entitled under agreements which may be entered into with the Company and the Guarantors to indemnification by the Company and the Guarantors against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company or the Guarantors in the ordinary course of business.

    If any underwriter or underwriters are utilized in the sale of the Securities, the Company and the Guarantors will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company and the Guarantors against certain liabilities, including liabilities under the Securities Act. Chase Securities Inc., Citicorp Securities, Inc., Morgan Stanley & Co. Incorporated and/or other underwriters named in the Prospectus Supplement may act as managing underwriter with respect to an offering of Securities effected through underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby, and if any of Chase Securities Inc., Citicorp Securities, Inc. and Morgan Stanley & Co. Incorporated is not named in the Prospectus Supplement, it will not be a party to the underwriting agreement relating to such Securities, it will not be purchasing any such Securities from the Company in connection with such offering and it will have no direct or indirect participation in the underwriting of such Securities, although it may participate in the distribution of such Securities under circumstances where it may be entitled to a dealer's commission.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled, under agreements which may be entered into with the Company and the Guarantors, to indemnification by the Company and the Guarantors against certain liabilities, including liabilities under the Securities Act. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    Offers to purchase Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process if utilized, will be described in the Prospectus Supplement relating thereto.

    If so indicated in the Prospectus Supplement relating to a series of Securities which provides Holders with the option to cause the Company to repay said Securities prior to maturity under specified circumstances, the Company, Amoco and Amoco Company may reserve the right to elect, with respect to any Securities which Holders have surrendered for repayment, to designate a purchaser which will purchase the Securities at a price equal to their repayment price. The purchaser may resell or otherwise dispose of the Securities so purchased. By surrendering the Securities for repayment, the Holders consent to sell the Securities to any such purchaser. If such purchaser fails to purchase any Securities, the Company will repay the Securities on the specified repayment date. If a purchaser is designated, the procedures for surrendering any Securities and for repayment will be determined by mutual agreement among the Company, Amoco, Amoco Company, such purchaser, the Trustee and any paying or escrow agent and will be set forth in the Prospectus Supplement.

    The Securities may be publicly offered in Argentina only by the Company or agents, underwriters or dealers registered as agents under Article 6(d) of Argentine Law No. 17,811, as amended.

    The place and time of delivery of the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINIONS

    The validity of the Securities and Guarantees offered hereby will be passed upon for the Company, Amoco and Amoco Company by Daniel B. Pinkert, General Attorney-Corporate of Amoco and Vice President and Assistant Secretary of Amoco Company. As of December 31, 1996, Mr. Pinkert owned directly or indirectly through the Amoco Performance Share Plan, had interests in the Amoco Employee Savings Plan for, and had options to purchase, an aggregate of approximately 16,700 shares of common stock of Amoco. The validity of the Securities and the Guarantees will also be passed upon for the

Company, Amoco and Amoco Company by Perez Alati, Grondona, Benites, Arntsen & Martinez de Hoz (h), Argentine counsel for the Company, Amoco and Amoco Company.

    Certain matters of U.S. Federal and New York law regarding the issuance of the Securities and Guarantees will be passed upon for underwriters and certain other purchasers by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Simpson Thacher & Bartlett may rely as to all matters of Indiana law upon the opinion of Mr. Pinkert. Certain matters of Argentine law regarding the issuance of the Securities and the Guarantees will be passed upon for underwriters and certain other purchasers by Hope, Duggan & Silva, Buenos Aires, Argentina.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Amoco 1995 Form 10-K have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE GUARANTORS OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTORS SINCE SUCH DATE.

------------------------------------------------
TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Recent Developments                                S-2
Use of Proceeds                                    S-2
Description of Securities Due 2007                 S-2
Underwriting                                       S-6

PROSPECTUS
Available Information                                2
Incorporation of Certain Documents by
  Reference                                          2
The Company                                          4
Amoco Corporation                                    4
Amoco Company                                        4
Ratios of Earnings to Fixed Charges                  5
Selected Financial Data                              5
Use of Proceeds                                      7
Description of Securities                            8
Limitations on Issuance of Bearer
  Securities                                        29
Taxation                                            30
Plan of Distribution                                35
Legal Opinions                                      36
Experts                                             37

Prospectus Supplement

AMOCO ARGENTINA OIL COMPANY
ARGENTINE BRANCH

U.S.$100,000,000
  % GUARANTEED NEGOTIABLE OBLIGATIONS DUE 2007

UNCONDITIONALLY AND IRREVOCABLY
GUARANTEED BY

AMOCO CORPORATION AND
AMOCO COMPANY

                                     [LOGO]
CHASE SECURITIES INC.
CITICORP SECURITIES, INC.
MORGAN STANLEY & CO.
       INCORPORATED

Dated February   , 1997